Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GP INVESTMENTS ACQUISITION CORP.,

LET’S GO ACQUISITION CORP.,

WKI HOLDING COMPANY, INC.,

and,
solely in its capacity as the initial
Holder Representative hereunder,

WKI GROUP, LLC

dated as of April 19, 2016

ii

iii

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Section 13.14	Jurisdiction; Waiver of Jury Trial	90
Section 13.15	Enforcement	91
Section 13.16	Non-Recourse	92

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of April 19, 2016 (this “Agreement”), is made and entered into by and among GP Investments Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Let’s Go Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”), WKI Holding Company, Inc., a Delaware corporation (the “Company”), and, solely in its capacity as the initial Holder Representative hereunder, WKI Group, LLC, a Delaware limited liability company.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and Article 206 of the Cayman Islands Companies Law (2013 Revision);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Section 251 of the DGCL, at the Closing, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company and a wholly-owned subsidiary of Acquiror, and, upon the Effective Time (as defined below) of the Merger, all shares of Company Common Stock will be converted into the right to receive the Merger Consideration as set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has approved and declared advisable this Agreement and the Merger;

WHEREAS, the Board of Directors of Acquiror has (i) approved and declared advisable this Agreement and the Merger and (ii) resolved to recommend approval of this Agreement by the shareholders of Acquiror;

WHEREAS, in furtherance of the merger of the Merger Sub with and into the Company and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s memorandum and articles of association (“Acquiror Governing Documents”) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, in connection with Acquiror’s and Merger Sub’s entry into this Agreement, (a) the Principal Stockholders (as defined below) and Lock-up Stockholders (as defined below) have executed and delivered to Acquiror a letter agreement, dated as of the date hereof, pursuant to which, among other things, the Principal Stockholders and Lock-up Stockholders have agreed to certain restrictions regarding the transfer of the Aggregate Stock Consideration to be received by them and (b) Acquiror has agreed to provide certain registration rights to the Principal Stockholders and Lock-up Stockholders (the “Company Stockholder Letter”);

WHEREAS, in connection with Acquiror’s and Merger Sub’s entry into this Agreement, the Company shall, immediately following the execution of this Agreement, take all actions necessary to obtain, and then deliver promptly thereafter, an irrevocable Written Consent (as defined below) from the Principal Stockholders and Management Stockholders, who, collectively, for the avoidance of doubt, hold more than sixty percent (60%) of the Common Stock (as defined below) then outstanding; and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the holders of Common Stock and Options.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub, the Company and Holder Representative agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1          Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Acquisition Proposal” means, as to any Person, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of any portion of the consolidated assets of such Person and its Subsidiaries or any class of equity or voting securities of such Person or any of its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any other Person beneficially owning any class of equity or voting securities of such Person or any of its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such Person or any of its Subsidiaries.

“Acquiror Board” has the meaning specified in Section 7.8.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means common stock, par value $.0001 per share, of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.1(d).

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“Acquiror Disclosure Letter” has the meaning specified in Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6.

“Acquiror Governing Documents” has the meaning specified in the Recitals hereto.

“Acquiror Indemnified Parties” has the meaning specified in Section 12.2(a).

“Acquiror Preferred Shares” has the meaning specified in Section 5.14.

“Acquiror SEC Reports” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.14.

“Acquiror Share Redemption” has the meaning specified in Section 8.1(b).

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.1(b).

“Acquiror Shareholder Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50).

“Acquiror Warranty Breach” has the meaning specified in Section 12.2(b).

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 30% or more of the consolidated assets of such Person and its Subsidiaries or 30% or more of any class of equity or voting securities of such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 30% or more of the consolidated assets of such Person and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any other Person beneficially owning 30% or more of any class of equity or voting securities of such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 30% or more of the consolidated assets of such Person or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such Person or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 30% or more of the consolidated assets of such Person.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Acquiror Fundamental Representations” has the meaning specified in Section 9.3(a).

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“Acquiror Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect that has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.

“Adjustment Amount” has the meaning specified in Section 3.4(c).

“Adjustment Escrow Amount” means $5,000,000.

“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned.

“Adjustment Overage Amount” has the meaning specified in Section 3.4(d).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise.

“Affiliate Transaction” has the meaning specified in Section 4.25.

“Aggregate Cash Consideration” has the meaning specified in Section 3.1(c).

“Aggregate Stock Consideration” has the meaning specified in Section 3.1(c).

“Aggregate Stock Consideration Dollar Value” means the dollar value of the Aggregate Stock Consideration calculated by multiplying the Aggregate Stock Consideration by $10.00.

“Agreement” has the meaning specified in the preamble hereto.

“Aggregate Fully-Diluted Common Shares” means (i) the aggregate number of Common Shares held by all holders immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Canceled Options held by all holders immediately prior to the Effective Time.

“Aggregate Option Exercise Price” has the meaning specified in Section 3.1(d).

“Aggregate SAR Grant Price” has the meaning specified in Section 3.1(d).

“Aggregate SARs” means the total number of SARs outstanding immediately prior to the Effective Time.

“Alternative Financing” has the meaning specified in Section 7.4(c).

“Anti-Bribery Laws” means, with respect to any Person, the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery laws and conventions to which such Person is subject (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, if and to the extent applicable to such Person).

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“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Applicable Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Common Shares held by such holder immediately prior to the Effective Time, (B) the number of shares of Common Stock issuable upon the exercise of any Canceled Options held by such holder immediately prior to the Effective Time and (C) the aggregate number of SARs held by such holder immediately prior to the Effective Time, divided by (y) the sum of (A) the aggregate number of Common Shares held by all holders immediately prior to the Effective Time, (B) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Canceled Options held by all holders immediately prior to the Effective Time and (C) the Aggregate SARs.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Audited 2015 Financial Statements” has the meaning specified in Section 4.8(c).

“Audited 2015 Segmented Financial Statements” has the meaning specified in Section 6.8(a).

“Auditor” has the meaning specified in Section 3.4(b).

“Basket Amount” has the meaning specified in Section 12.4(b).

“Business Combination” has the meaning set forth in Article 48 of the Acquiror Governing Documents.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated by this Agreement), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) or the State of Delaware are authorized or required by Law to close.

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“Canceled Options” has the meaning specified in Section 3.1(a).

“Cash and Cash Equivalents” of any Person as of any date means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with GAAP.

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Certificates” has the meaning specified in Section 3.2(b).

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” has the meaning specified in Section 3.4(a).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.4(a).

“Closing Date Indebtedness” has the meaning specified in Section 3.4(a).

“Closing Date Net Working Capital” has the meaning specified in Section 3.4(a).

“Closing Date Unpaid Transaction Expenses” has the meaning specified in Section 3.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning specified in Section 5.8.

“Common Share” has the meaning specified in Section 3.1(a).

“Common Stock” means the voting common stock and the non-voting common stock, par value $.01 per share, of the Company.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Credit Agreement” has the meaning specified in Section 4.25.

“Company Cure Period” has the meaning specified in Section 10.2(d).

“Company Disclosure Letter” has the meaning specified in Article IV.

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“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) has or would reasonably be expected to, individually or in the aggregate, prevent or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Merger; provided, however, in respect of the preceding clause (i), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any change generally affecting any of the industries in which the Company or its Subsidiaries operates or the economy as a whole, including any change in commodity prices, (d) the announcement of this Agreement or the consummation of the Merger, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement, (f) any natural disaster, (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions or (h) any failure of the Company to meet any projections or forecasts, provided that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (i) any action taken (or omitted to be taken) at the request of Acquiror; provided, further, that any event, state of facts, change, development, circumstance, occurrence or effect referred to in clauses (a), (b), (c), (f), or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Incentive Plans” means the WKI Holding Company, Inc. Amended and Restated Omnibus Stock Incentive Plan, the WKI Holding Company, Inc. Stock Appreciation Rights Plan and any predecessor plans that have outstanding awards as of the date of the agreement.

“Company Stockholder Letter” has the meaning specified in the Recitals hereto.

“Company Warranty Breach” has the meaning specified in Section 12.2(a)(i).

“Confidentiality Agreement” has the meaning specified in Section 13.10.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Continuing Employees” has the meaning specified in Section 7.3(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“D&O Indemnitees” has the meaning specified in Section 7.2.

“Damages” means all losses, damages, liabilities and other costs and expenses.

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“Debt Commitment Letter” has the meaning specified in Section 5.8.

“Debt Documents” has the meaning specified in Section 7.4(b).

“Debt Financing” has the meaning specified in Section 5.8.

“Debt Financing Source” has the meaning specified in Section 5.8.

“Debt Payoff Letter” has the meaning specified in Section 6.5(b).

“Deficit Amount” has the meaning specified in Section 3.4(d).

“Determination Date” has the meaning specified in Section 3.4(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Effective Time” has the meaning specified in Section 2.3.

“Employee Options” has the meaning specified in Section 3.2(b).

“End Date” has the meaning specified in 0.

“Environmental Laws” means any and all applicable foreign, U.S. federal, state or local laws (including common law), statutes, ordinances, rules, regulations, orders, judgments or other requirements having the force of law with its principal purpose relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Environmental Permit” means permits, authorizations, approvals, registrations, licenses, certificates, variances and similar rights issued by Governmental Authorities pursuant to Environmental Law.

“Equity Commitment Letter” has the meaning specified in Section 5.8.

“Equity Financing” has the meaning specified in Section 5.8.

“Equity Financing Sources” has the meaning specified in Section 5.8.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 4001.2 of ERISA.

“Escrow Agent” means Citibank, N.A.

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“Escrow Agreement” has the meaning specified in Section 8.4(a).

“Estimated Closing Date Cash” has the meaning specified in Section 3.3.

“Estimated Closing Date Indebtedness” has the meaning specified in Section 3.3.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3.

“Estimated Closing Date Unpaid Transaction Expenses” has the meaning specified in Section 3.3.

“Exchange Act” has the meaning set for in Section 4.8.

“Exchange Agent” has the meaning specified in Section 3.2(a)(i).

“Financial Statements” has the meaning specified in Section 4.8(a).

“Financing” has the meaning specified in Section 5.8.

“Financing Sources” has the meaning specified in Section 5.8.

“Fully-Diluted Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Common Shares held by such holder immediately prior to the Effective Time, (B) the number of shares of Common Stock issuable upon the exercise of any Canceled Options held by such holder immediately prior to the Effective Time and (C) the aggregate number of SARs held by such holder of SARs immediately prior to the Effective Time, divided by (y) the sum of (A) the Aggregate Fully-Diluted Common Shares and (B) the Aggregate SARs.

“Fundamental Representations” has the meaning specified in Section 9.2(b).

“Funding Amount” has the meaning specified in Section 3.2(a)(i).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Grant Price” with respect to a SAR shall mean the grant price set forth in the stock appreciation right award agreement between the Company and the holder of the SAR.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Holder Acknowledgment” means an agreement or certificate signed by a holder of Options acknowledging cancellation of all Canceled Options held by such holder, in a form to be agreed between the Company, Acquiror and Merger Sub, each acting in good faith, prior to Closing.

“Holder Allocable Expenses” has the meaning specified in Section 3.5.

“Holder Representative” has the meaning specified in Section 11.1.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest (and any cost associated with prepaying any such debt solely to the extent such debt is actually prepaid), (b) the principal and interest components of capitalized lease obligations, (c) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments (excluding, for the avoidance of any doubt, the SAT Bond), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (f) all on-balance sheet liabilities relating to precious metals financing (and excluding, for the avoidance of any doubt, any off-balance sheet liabilities relating to precious metals financing) and (g) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Indemnification Claim” has the meaning specified in Section 12.3(a).

“Indemnification Escrow Amount” means $5,000,000.

“Indemnification Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnification Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of interest actually earned.

“Indemnified Party” has the meaning specified in Section 12.3(a).

“Indemnitor” means the party required to provide indemnification pursuant to Section 12.2; provided, however, that solely for the purposes of Sections 8.4, 12.1 and 12.4, the Holder Representative shall be considered the Indemnitor with respect to an Indemnification Claim pursuant to Section 12.3(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Holder Representative with the right (i) to control the defense and settlement of any Action giving rise to an Indemnification Claim pursuant to Section 12.3(a) and (ii) to engage in discussions, negotiations, and other dispute resolution with the applicable Indemnified Party regarding the Indemnification Claim, and such status shall not obligate the Holder Representative to provide any indemnification or otherwise impose any liability on the Holder Representative).

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“Intellectual Property” means any of the following: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, service marks, trade dress and trade names, pending applications therefor, and similar reservations of marks; (iii) registered and unregistered copyrights, and applications for registration of copyright; (iv) internet domain names and social media addresses and handles; (v) trade secrets, know-how, processes, and other proprietary rights; (vi) rights in computer software; (vii) rights of publicity; (viii) licenses and other grants of rights with respect to any of the foregoing; and (ix) any other similar type of proprietary intellectual property rights.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries, the lease, license, sublease or other occupancy agreement of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty, and provides for annual rental payments in excess of $100,000.

“Lender” has the meaning specified in Section 5.8.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Lock-up Stockholders” means each of Carl Warschausky, Stephen Earhart, Lee Muir, Kris Malkoski, Jonathan Freeman, Deborah Paskin and Ed Flowers.

“LOI Confidentiality Provisions” has the meaning specified in Section 13.10.

“Majority Holders” has the meaning specified in Section 11.1.

“Management Stockholders” means each of Carl Warschausky, Stephen Earhart, Lee Muir, Kris Malkoski, Deborah Paskin and Ed Flowers.

“Merger” has the meaning specified in Section 2.1(a).

“Merger Consideration” has the meaning specified in Section 3.1(c).

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“Merger Consideration Per Fully-Diluted Common Share” has the meaning specified in Section 3.1(d).

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“NASDAQ” has the meaning specified in Section 3.1(e).

“Net Working Capital” as of any date shall mean (i) the consolidated current assets of the Company and its Subsidiaries as of such date (excluding (x) Cash and Cash Equivalents and (y) the current portion of any deferred Tax assets representing timing differences between book and tax income), minus (ii) the consolidated current liabilities of the Company and its Subsidiaries as of such date (excluding (w) Indebtedness, (x) the current portion of any deferred Tax liabilities representing timing differences between book and tax income, (y) any reserves for uncertain Tax positions and (z) any liabilities relating to the SAT Tax Action), in each case, as calculated in good faith in accordance with Section 3.4(a).

“Nominee Director” has the meaning specified in Section 7.8.

“Notification Date” has the meaning specified in Section 10.1(d).

“NWC Methodology” means the illustrative methodology for the calculation of Net Working Capital as set forth in Section B of the Company Disclosure Letter.

“Oaktree Capital Entities” means each of (i) Gryphon Domestic VI, LLC, (ii) Columbia/HCA Master Trust 2, (iii) OCM Opportunities Fund III, L.P., (iv) OCM Opportunities Fund IV, L.P., (v) OCM Opportunities Fund IVb, L.P., (vi) Oaktree Value Opportunities Fund Holdings, L.P. and (vii) OCM Administrative Services II, LLC.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Option” means an option to purchase a share of Common Stock granted under a Company Incentive Plan.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.

“Pending Claim” has the meaning specified in Section 12.8.

“Per-Claim Basket” has the meaning specified in Section 12.4(b).

“Performance-Based Option” means an Option with vesting or exercisability conditions based upon the attainment of performance goals, targets or similar matters.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

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“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (if deemed appropriate), (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (if deemed appropriate), (iii) Liens securing rental payments under capital lease agreements, (iv) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are title exceptions disclosed on the title insurance policy for the Leased Real Property issued by a title company and delivered or otherwise made available to Acquiror, or (B) do not materially interfere with the present uses of such real property, (v) Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Indebtedness, (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and (vii) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Pre-Closing Holders” means all Persons who hold one or more Common Shares, Time-Based Options, vested Performance-Based Options (including Performance-Based Options that vest as a result of the Merger) or SARs immediately prior to the Effective Time.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning specified in Section 8.4(a).

“Principal Stockholders” means each of (i) W Capital Partners II, L.P. and (ii) the Oaktree Capital Entities.

“Prospectus” has the meaning specified in Section 13.1.

“Q1 Financial Statements” has the meaning specified in Section 6.8(b)

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy issued by AIG Specialty Insurance Company, for the benefit of Acquiror as the named insured.

“R&W Insurance Policy Coverage Amount” means, at any given time after Closing, the amount of coverage remaining under the R&W Insurance Policy.

“Real Property Leases” has the meaning specified in Section 4.20(b)(v).

“Reference Balance Sheet” has the meaning specified in Section 3.4(a).

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“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the shares of Acquiror Common Stock to be issued to shareholders of the Company pursuant to this Agreement.

“SAR” means a stock appreciation right granted for compensatory purposes to a Company employee or outside Company director or other service provider under a Company Incentive Plan.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including OFAC or the U.S. Department of State), the United Kingdom, the United Nations Security Council, the European Union (or any member state thereof) or any other relevant Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SAT Bond Collateral” means, as of the Closing Date, the amount of cash delivered by the Company and being held by Afianzadora Sofimex, S.A. (“Sofimex”) as cash collateral against the issue of a bond dated January 28, 2016 by Sofimex in connection with the SAT Tax Action (if any) (the “SAT Bond”).

“SAT Tax Action” means the Action pending against the Company’s Mexican Subsidiary, World Kitchen Mexico, S. de R.L. de C.V., by the Mexican Servicio de Administración Tributaria regarding disputed amounts in respect of such Subsidiary’s 2009 Tax Return.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning specified in Section 4.25.

“Seller Indemnified Parties” has the meaning specified in Section 12.2(b).

“Sponsor” means GPIC, Ltd., a company organized under the laws of Bermuda, or, as applicable, any affiliate thereof providing equity financing pursuant to the Equity Commitment Letter.

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“Straddle Period” has the meaning specified in Section 8.4(b).

“Stockholder Notice” has the meaning specified in Section 6.3(b).

“Stockholders’ Agreement” means that agreement entered into by the Company and its stockholders dated January 31, 2003, as amended, pursuant to a final confirmation order of the Second Amended Joint Plan of Reorganization of World Kitchen, Inc., the Company and its Subsidiaries entered by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, on December 23, 2002.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 75% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Survival Expiration Date” has the meaning specified in Section 12.1.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Target Closing Date Net Working Capital” means the average monthly Net Working Capital for the twelve-month period ending as of the last day of the month prior to the Closing Date, unless the Closing Date is on or as of the last day of a month, in which case such twelve-month period ending as of the Closing Date, which figure shall be calculated by dividing the sum of the Net Working Capital for each of the preceding twelve months, by twelve.

“Tax Claim” means any Action or pending Action (or notice thereof) relating to Taxes of the Company or any of its Subsidiaries which may give rise to indemnification under Section 12.2(a) hereof.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means (a) all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto and (b) any amounts described in clause (a) of this definition (x) as a result of being prior to the Closing a member of an affiliated, consolidated, combined, unitary or other similar group, (y) as a result of being prior to the Closing a party to any Tax sharing or Tax allocation agreement or other similar arrangement (other than customary commercial contracts not primarily related to Taxes) or (z) as a result of being liable for another Person’s Taxes as a transferee or successor.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(d).

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“Terminating Company Breach” has the meaning specified in Section 10.1(c).

“Time-Based Option” means an Option that is not a Performance-Based Option.

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Distributors” has the meaning specified in Section 4.31(a).

“Top Retailers” has the meaning specified in Section 4.31(a).

“Top Suppliers” has the meaning specified in Section 4.31(a).

“Top Vendors” has the meaning specified in Section 4.31(a).

“Transaction Expenses” means (A) any fees and expenses paid or payable by the Company or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby, including (i) any bonuses paid or payable by the Company or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby, (ii) an amount equal to 50% of the aggregate premiums and fees payable in connection with the R&W Insurance Policy; and (B) the Transfer Taxes to be borne by the Pre-Closing Holders pursuant to Section 8.4(c).

“Transaction Proposals” has the meaning specified in Section 8.1(b).

“Transfer Taxes” has the meaning specified in Section 8.4(c).

“Trust Account” has the meaning specified in Section 5.9.

“Trust Agreement” has the meaning specified in Section 5.9.

“Trustee” has the meaning specified in Section 5.9.

“W Capital” has the meaning specified in Section 7.8.

“WARN” has the meaning specified in Section 4.14(b).

“Written Consent” has the meaning specified in Section 6.3(a).

Section 1.2          Construction.

(a)          Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

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(b)          Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)          Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)          The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3          Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3(a) of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3(b) of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry.

Article II

THE MERGER; CLOSING

Section 2.1          The Merger.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated in accordance with this Agreement and evidenced by a Certificate of Merger in substantially the in the form attached as Section A of the Acquiror Disclosure Letter (the “Certificate of Merger”) executed by Merger Sub and the Company in accordance with the relevant provisions of the DGCL, such Merger to be consummated as of the Effective Time.

(b)          Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

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Section 2.2          Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3          Closing; Effective Time. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Section 9.1 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Acquiror and the Company may mutually agree; provided, that the Closing shall not occur prior to the date that is one (1) Business Day following the end of the Marketing Period (as defined in the Debt Commitment Letter). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub and the Company shall cause the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.4          Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety in the form attached as Sections B and C of the Acquiror Disclosure Letter, respectively, and as so amended and restated shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

Section 2.5          Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

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Article III

EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS

Section 3.1          Conversion of Company Shares, Options and SARs.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock, (i) each share (a “Common Share”) of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger, which treasury shares shall not constitute “Common Shares” hereunder) shall be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration as determined pursuant to Section 3.1(d)), (ii) each Time-Based Option that is unexercised and outstanding as of the Effective Time, whether vested or unvested, shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(d), and (iii) each Performance-Based Option that is unexercised and outstanding as of the Effective Time, whether vested or unvested, shall thereupon be canceled and converted (assuming attainment of the full 100% level of performance for any unvested Performance-Based Options) into the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(d) (all such Time-Based Options and Performance-Based Options, collectively, the “Canceled Options”) and (iv) each SAR that is unexercised and outstanding as of the Effective Time, whether vested or unvested, shall thereupon be canceled and converted into and become the right to the applicable portion of the Merger Consideration as determined pursuant to Section 3.1(d). Prior to the Effective Time, the Board of Directors of the Company shall take all necessary and appropriate actions to effect the treatment of Options and SARs set forth in this Section 3.1.

(b)          At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)          Subject to the adjustments set forth in Section 3.4, the “Merger Consideration” shall consist of (A) $500,000,000.00, less (B) Estimated Closing Date Indebtedness, plus (C) the Estimated Closing Date Cash, less (D) the Estimated Closing Date Unpaid Transaction Expenses plus (E) the SAT Bond Collateral less (F) $1,250,000, apportioned between cash and Acquiror Common Shares in the following manner: (x) a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the product of 0.25 and the Merger Consideration by (ii) $10.00 (the “Aggregate Stock Consideration”), and (y) cash in an amount equal to the product of 0.75 and the Merger Consideration (the “Aggregate Cash Consideration”).

(d)          The Merger Consideration shall be allocated among the Pre-Closing Holders as follows:

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(i)          Each Pre-Closing Holder of SARs shall be entitled to receive a portion of the Merger Consideration, in cash, equal to (i) the product of (x) the Merger Consideration Per Fully-Diluted Common Share multiplied by (y) the aggregate number of SARs held by such holder immediately prior to the Effective Time, minus (ii) the sum of the Grant Prices for all of the SARs held by such holder immediately prior to the Effective Time (the aggregate amount to be paid to the Pre-Closing Holders of SARs, the “Aggregate SARs Obligation”).

(ii)          Each Pre-Closing Holder of Common Shares shall be entitled to receive a portion of the Merger Consideration equal to (x) the Merger Consideration Per Fully-Diluted Common Share (as defined below), multiplied by (y) the number of Common Shares held by such holder immediately prior to the Effective Time. Such Merger Consideration shall be apportioned between cash and Acquiror Common Shares in proportion to the amount equal to the difference between Aggregate Cash Consideration minus the Aggregate SARs Obligation bears to the Aggregate Stock Consideration Dollar Value.

(iii)          Each Pre-Closing Holder of Canceled Options shall be entitled to receive a portion of the Merger Consideration equal to (i) the product of (x) the Merger Consideration Per Fully-Diluted Common Share, multiplied by (y) the aggregate number of shares of Common Stock issuable upon exercise in full of all Canceled Options held by such holder immediately prior to the Effective Time, minus (ii) the sum of the cash exercise prices payable upon exercise of all Canceled Options held by such holder immediately prior to the Effective Time. Such Merger Consideration shall be apportioned between cash and Acquiror Common Shares in proportion to the amount equal to the difference between Aggregate Cash Consideration minus the Aggregate SARs Obligation bears to the Aggregate Stock Consideration Dollar Value.

For purposes of the foregoing, the “Merger Consideration Per Fully-Diluted Common Share” shall mean (i) the sum of (A) the Merger Consideration, plus (B) the Aggregate Option Exercise Price, plus (C) the Aggregate SAR Grant Price, divided by (ii) the sum of the Aggregate Fully-Diluted Common Shares and the Aggregate SARs. For the purposes of the foregoing, the “Aggregate Option Exercise Price” shall be the sum total of all cash exercise prices of all Canceled Options outstanding and unexercised immediately prior to the Effective Time. For the purposes of the foregoing, the “Aggregate SAR Grant Price” shall be the sum total of all Grant Prices of all SARs outstanding immediately prior to the Effective Time.

(e)          Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional Acquiror Common Stock shall be issued upon the conversion of the Common Shares pursuant to this Article III, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acquiror.  In lieu of any fractional shares, Acquiror shall pay each Pre-Closing Holder entitled to any portion of Acquiror Common Stock, and such holder shall be entitled to receive, an amount in cash, rounded up to the nearest cent, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Common Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the NASDAQ Capital Market (“NASDAQ”) for an Acquiror Common Share on the last trading day immediately preceding the Effective Time.

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(f)          Adjustment to Aggregate Stock Consideration. The Aggregate Stock Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Acquiror Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Acquiror Common Shares outstanding after the date hereof and prior to the Effective Time so as to provide the holders of Common Shares with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Aggregate Stock Consideration.

Section 3.2          Payment and Exchange of Certificates.

(a)          Payment of Merger Consideration.

(i)          Deposit with Exchange Agent. Immediately prior to the Effective Time, Acquiror shall deposit with an exchange agent (the “Exchange Agent”) selected by the Company and reasonably acceptable to Acquiror, (1) the number of shares of Acquiror Common Stock equal to the Aggregate Stock Consideration and (2) a portion of the Aggregate Cash Consideration minus (i) the Adjustment Escrow Amount, minus (ii) the Indemnification Escrow Amount, minus (iii) the Holder Allocable Amount (the cash so deposited with the Exchange Agent pursuant to this clause (2), the “Funding Amount”).

(ii)          Deposit with Escrow Agent. Immediately prior to the Effective Time, Acquiror shall deposit with the Escrow Agent a portion of the Aggregate Cash Consideration equal to (i) the Adjustment Escrow Amount, plus (ii) the Indemnification Escrow Amount.

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(b)          After the Effective Time, each Pre-Closing Holder of an outstanding certificate or certificates for Common Shares (collectively, the “Certificates”) upon surrender of such Certificates to the Exchange Agent and each Pre-Closing Holder of Canceled Options, upon delivery of a Holder Acknowledgment to the Exchange Agent shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.4) such portion of the Merger Consideration into which such holder’s Common Shares and/or Canceled Options and/or SARs shall have been converted as a result of the Merger; provided, however, that any payment with respect to Canceled Options and/or SARs held by current or former employees of the Company or its Affiliates (“Employee Options”) shall be reduced by the amount of any Taxes required to be withheld under applicable Law with respect to such payments and amounts so withheld shall be paid by the Exchange Agent to the Company for disbursement to the applicable Governmental Authority; and provided, further, that (1) a portion of the Merger Consideration that is payable in cash to each Pre-Closing Holder of Common Shares and/or Canceled Options and/or SARs equal to the product of the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount multiplied by such holder’s Applicable Percentage (and, solely in the case of each Pre-Closing Holder of SARs, further multiplied by 0.75) shall be held in escrow in accordance with Section 3.4(d) and the Escrow Agreement and (2) a portion of the Merger Consideration that is payable in cash to each Pre-Closing Holder of Common Shares and/or Canceled Options and/or SARs equal to the product of the Holder Allocable Expenses multiplied by such holder’s Applicable Percentage (and, solely in the case of each Pre-Closing Holder of SARs, further multiplied by 0.75) shall be paid by Acquiror to the Holder Representative at Closing in accordance with Section 3.5. Notwithstanding the foregoing, in the event that any Pre-Closing Holder delivers the Certificate(s) representing such Common Shares, or any Pre-Closing Holder of Canceled Options delivers a Holder Acknowledgement with respect to such holder’s Canceled Options, to Acquiror at the Closing, Acquiror shall pay the amount which such holder is entitled in consideration therefor directly to such holder at the Closing by wire transfer of immediately available funds and the Funding Amount payable to the Exchange Agent shall be reduced by such amounts (subject, in the case of any Employee Options, to withholding for Taxes, which amounts shall be paid to the Company for disbursement to the applicable Governmental Authority). Pending such surrender and exchange of a Pre-Closing Holder’s Certificate(s) (or, in the case of a Pre-Closing Holder of Canceled Options, such delivery of a Holder Acknowledgment), a holder’s Certificate(s) and any documents evidencing a holder’s Canceled Options shall be deemed for all purposes to evidence such holder’s right to receive the portion of the Merger Consideration into which such Common Shares or Canceled Options shall have been converted by the Merger.

Section 3.3          Estimated Closing Amounts Not less than two (2) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement signed by the Chief Financial Officer of the Company setting forth (a) its good faith estimate of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), prepared in accordance with the NWC Methodology, (ii) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), (iii) Closing Date Cash (“Estimated Closing Date Cash”), and (iv) Closing Date Unpaid Transaction Expenses (“Estimated Closing Date Unpaid Transaction Expenses”) and (b) the Company’s calculation of the Estimated Closing Date Cash.

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Section 3.4          Adjustment Amount.

(a)          As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Acquiror shall prepare and deliver to the Holder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital (“Closing Date Net Working Capital”), prepared in accordance with the NWC Methodology, (iii) a calculation of the aggregate amount of all Indebtedness of the Company (“Closing Date Indebtedness”), (iv) a calculation of Cash and Cash Equivalents of the Company (“Closing Date Cash”), and (v) a calculation of unpaid and accrued Transaction Expenses (“Closing Date Unpaid Transaction Expenses”), in each case, calculated as of the close of business on the Closing Date consistent (except as provided in this Section 3.4(a)) with the Closing Balance Sheet without giving effect to the consummation of the Merger or any financing transactions in connection therewith or, after the Effective Time, any other action or omission by Acquiror, the Surviving Corporation or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice. The Closing Balance Sheet shall be prepared in a manner consistent with the principles applied in connection with the preparation of the most recent audited balance sheet included in the Financial Statements (the “Reference Balance Sheet”); provided, however, that (x) except as set forth in clause (y), the Closing Balance Sheet shall be prepared using the same accounting practices, policies, judgments and methodologies used in the preparation of the Reference Balance Sheet and (y) the Closing Balance Sheet shall reflect no changes in reserves (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the Reference Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the date of the Reference Balance Sheet. Following the Closing, Acquiror shall provide the Holder Representative and its representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries to cooperate with the Holder Representative in connection with its review of the Closing Balance Sheet. For the purpose of determining Closing Date Net Working Capital, the consolidated current assets and current liabilities of the Company and its Subsidiaries shall exclude the value of all Transaction Expenses.

(b)          If the Holder Representative shall disagree with the calculation of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and/or Closing Date Unpaid Transaction Expenses, it shall notify Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within forty-five (45) days after its receipt of the Closing Balance Sheet. In the event that the Holder Representative does not provide such a notice of disagreement within such forty-five (45)-day period, the Holder Representative shall be deemed to have accepted the Closing Balance Sheet and the calculation of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Date Unpaid Transaction Expenses delivered by Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Acquiror and the Holder Representative shall use reasonable best efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any such disagreements specified in such notice. If, at the end of such period, they are unable to resolve such disagreements, then KPMG LLP (or such independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Acquiror and the Holder Representative) (the “Auditor”) shall resolve any remaining disagreements. Each of Acquiror and the Holder Representative shall promptly provide their assertions regarding such disagreements in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than ninety (90) days following the day on which any such disagreements are referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and/or Closing Date Unpaid Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 3.4(a) (including the definitions of the defined terms used in Section 3.4(a)). The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Date Unpaid Transaction Expenses are finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Acquiror, on the one hand, and the Holder Representative as a Holder Allocable Expense, on the other, in proportion to the allocation of the dollar value of the amounts in dispute between Acquiror and the Holder Representative made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of such fees and expenses.

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(c)          The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 3.4(b)), minus Target Closing Date Net Working Capital, plus (ii) Estimated Closing Date Indebtedness, minus Closing Date Indebtedness (as finally determined in accordance with Section 3.4(b)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 3.4(b)), minus Estimated Closing Date Cash, plus (iv) Estimated Closing Date Unpaid Transaction Expenses, minus Closing Date Unpaid Transaction Expenses (as finally determined in accordance with Section 3.4(b)). If the Adjustment Amount is a positive number, then the Aggregate Cash Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Aggregate Cash Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.4(d).

(d)          On the Closing Date, Acquiror shall pay pursuant to Section 3.2(a)(ii) a portion of the Aggregate Cash Consideration equal to the Adjustment Escrow Amount to Escrow Agent, to be held in escrow in accordance with the terms of this Agreement and the Escrow Agreement. The Adjustment Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of an Escrow Agreement. If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (x) Acquiror shall pay to each Pre-Closing Holder an amount in cash equal to (i) such holder’s Fully-Diluted Percentage, multiplied by (ii) the Adjustment Amount (provided that any incremental Transaction Expenses payable as a result of such payment to the holders shall first be deducted from the Adjustment Amount and promptly paid by Acquiror to the payee(s) of such Transaction Expenses), less any applicable withholding, and (y) the Escrow Agent shall pay to each Pre-Closing Holder an amount in cash equal to (i) the Adjustment Escrow Funds (provided that any incremental Transaction Expenses payable as a result of such payment to the holders shall first be deducted from the Adjustment Escrow Funds and paid by the Escrow Agent to Acquiror and promptly thereafter paid by Acquiror to the payee(s) of such Transaction Expenses), multiplied by (ii) such holder’s Applicable Percentage, less any applicable withholding. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (x) the Escrow Agent shall pay to Acquiror an amount equal to (A) the Deficit Amount, multiplied by (B) the sum of the Fully-Diluted Percentages of all Pre-Closing Holders, and (y) if any of the Adjustment Escrow Funds remain after such payment to Acquiror, the Escrow Agent shall pay to each Pre-Closing Holder an amount in cash equal to (i) the balance of the Adjustment Escrow Funds (provided that any incremental Transaction Expenses payable as a result of such payment to the holders shall first be deducted from such Adjustment Escrow Funds and paid by the Escrow Agent to Acquiror and promptly thereafter paid by Acquiror to the payee(s) of such Transaction Expenses), multiplied by (ii) such holder’s Applicable Percentage, less any applicable withholding. Upon determination of the Adjustment Amount pursuant to Section 3.4(b) and Section 3.4(c), each of Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds in accordance with this Section 3.4(d). In no event shall the Holder Representative or any Pre-Closing Holder have any liability under this Section 3.4 in excess of such holder’s allocable share of the Adjustment Escrow Funds. In the event that Acquiror is entitled to payment pursuant to this Section 3.4(d) in an amount in excess of the Adjustment Escrow Funds (such excess, the “Adjustment Overage Amount”), Acquiror shall be entitled to payment of, and the Escrow Agent shall pay (concurrent with the payment of the Adjustment Escrow Funds), the Adjustment Overage Amount, from and to the extent of the Indemnification Escrow Funds. In no event shall Acquiror be entitled to payment pursuant to this Section 3.4(d) of any amount in excess of the Adjustment Escrow Funds plus the Indemnification Escrow Funds.

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Section 3.5          Holder Allocable Expenses. On or prior to the Closing Date, the Holder Representative shall provide to Acquiror a written estimate not to exceed $1,000,000 (which estimate shall include such reserves as the Holder Representative determines in good faith to be appropriate for any Holder Allocable Expenses that are not then known or determinable) of the aggregate amount of the fees and expenses incurred, or that may in the future be incurred, by the Holder Representative in its capacity as such (the “Holder Allocable Expenses”). On the Closing Date, a portion of the Aggregate Cash Consideration in the amount of such estimated Holder Allocable Expenses shall be deposited in the account designated by the Holder Representative no later than three (3) Business Days prior to Closing. Whether or not deposited on or prior to the Closing Date, no amount shall be included on the Closing Balance Sheet with respect to liabilities for the Holder Allocable Expenses. Any excess Holder Allocable Expenses not used by the Holder Representative immediately prior to the release of the Indemnification Escrow Funds pursuant to Section 12.8 shall be deposited with the Escrow Agent as Indemnification Escrow Funds prior to the final distribution of Indemnification Escrow Funds pursuant to Section 12.8.

Section 3.6          Exchange Agent. Promptly following the date that is one year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder of a Certificate and each Pre-Closing Holder of Canceled Options who has not delivered a Holder Acknowledgment may surrender such Certificate or deliver such Holder Acknowledgment to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

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Section 3.7          Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Acquiror or the Exchange Agent, the posting by such Person of a bond, in such customary amount as Acquiror or the Exchange Agent may direct, as indemnity against any claim made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

Section 3.8          Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated in this Agreement, to any Person such amounts that Acquiror, the Company, the Exchange Agent and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of Law. To the extent that amounts are so deducted and withheld, and duly deposited with the appropriate Governmental Authority, by Acquiror, the Company, the Exchange Agent or the Escrow Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.9          Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Common Shares thereafter on the records of the Company.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) to this Agreement, (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article IV) the Company represents and warrants to Acquiror and Merger Sub as of the date of this Agreement as follows:

Section 4.1          Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the DGCL and has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company, in each case, as amended to the date of this Agreement, previously made available by the Company to Acquiror are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have, or would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.

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Section 4.2          Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries have been duly formed or organized and are validly existing under the laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own or lease all of their properties and assets and to conduct their business as it is now being conducted. The Company has previously provided to Acquiror true, correct and complete copies of the organizational documents of its Subsidiaries, in each case, as amended to the date of this Agreement. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3          Due Authorization.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the approval of the Merger by the Company’s stockholders, in accordance with the Company’s certificate of incorporation). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)          On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) approving and declaring advisable this Agreement and the Merger and the other transactions contemplated hereby, and (ii) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby. No other corporate action is required by the Company or its stockholders to enter into this Agreement or approve the Merger, other than delivery the Written Consent (in the form attached as Section A of the Company Disclosure Letter) duly executed by each of the Principal Stockholders and the Management Stockholders as contemplated by Section 228(e) of the DGCL and Section 6.3 hereof.

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Section 4.4          No Conflict. Except as set forth on Section 4.4 of the Company Disclosure Letter, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Section 4.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order (nor, with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of, or default under any agreement, indenture or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, conflict, default, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) a Company Material Adverse Effect.

Section 4.5          Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign Law; (ii) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) the filing of the Certificate of Merger in accordance with the DGCL.

Section 4.6          Capitalization of the Company.

(a)          The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, of which 7,448,917 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b)          Except as set forth on Section 4.6 of the Company Disclosure Letter, the Company has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of shares of Common Stock or the value of which is determined by reference to the Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its Common Stock.

Section 4.7          Capitalization of Subsidiaries.

(a)          The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

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(b)          Except as set forth on Section 4.7 of the Company Disclosure Letter, the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)          For each of the Company’s Subsidiaries not so wholly owned by the Company or one or more of its Subsidiaries, Section 4.7 of the Company Disclosure Letter sets forth the number of all issued and outstanding securities, including shares of each class of capital stock or equity interests, the names of the holders thereof and the number of shares or equity interests held by each holder of such Subsidiary. Except as set forth on Section 4.7 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries’ capital stock, or any voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8          Financial Statements.

(a)          Attached as Section 4.8 of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, together with the auditor’s reports thereon (the “Audited Financial Statements” and, collectively with the Audited 2015 Segmented Financial Statements and the Q1 Financial Statements (each as defined in, and to be delivered in accordance with, Section 6.8), the “Financial Statements”).

(b)          Except as set forth on Section 4.8 of the Company Disclosure Letter, the Audited Financial Statements and, when delivered pursuant to Section 6.8, the Audited 2015 Segmented Financial Statements and the Q1 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustments), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) when the Audited 2015 Segmented Financial Statements are delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.8, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act in effect as of the respective dates thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

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(c)          When delivered in accordance with Section 6.8(a), the Audited 2015 Segmented Financial Statements will contain no material difference from the Audited Financial Statements for the year ended 2015 (the “Audited 2015 Financial Statements”), other than the division of such information in the Audited 2015 Financial Statements and use of footnotes as required to properly display segment reporting in the Audited 2015 Segmented Financial Statements.

Section 4.9          Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no liability, debt or obligation of or claim or judgment against the Company or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Company and its Subsidiaries, or (iii) which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10          Litigation and Proceedings. Except (i) as set forth on Section 4.10 of the Company Disclosure Letter, (ii) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.22), and (iii) Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.15), as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims or other proceedings at law or in equity (collectively, “Legal Proceedings”) against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacity as such). Except as set forth on Section 4.10 of the Company Disclosure Letter, no investigations or other inquiries are pending or, to the knowledge of the Company, threatened by any Governmental Authority, against Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors or employees (in their capacity as such). Except as set forth on Section 4.10 of the Company Disclosure Letter, all pending Legal Proceedings against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacity as such) are fully covered (subject to applicable deductibles or self-insured retention amount) by a valid and fully-paid insurance policy. Except as set forth on Section 4.10 of the Company Disclosure Letter, there is no outstanding Governmental Order imposed upon the Company or any of its Subsidiaries; nor are any assets of the Company’s or its Subsidiaries respective business, bound or subject to any Governmental Order.

Section 4.11          Legal Compliance. Except with respect to (i) matters set forth on Section 4.11 of the Company Disclosure Letter, (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.22), and (iii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.15), the Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance in all material respects with all applicable Laws.

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Section 4.12          Contracts; No Defaults.

(a)          Section 4.12 of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvii) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party. True, correct and complete copies of the Contracts listed on Section 4.12 of the Company Disclosure Letter have been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)          Each Contract (other than (x) purchase orders issued by or to suppliers or customers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a)) that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $1,000,000 during calendar year 2016;

(ii)          Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of its Subsidiaries, including any agreement or commitment for future loans, credit or financing;

(iii)          Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $1,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv)          Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $1,000,000 in any calendar year;

(v)          Each joint venture Contract, partnership agreement, or limited liability company agreement;

(vi)          Contracts with each current officer, director, or current employee or worker of or consultant to the Company or any of its Subsidiaries, who receives annual base compensation (excluding bonus and other benefits) in excess of $300,000;

(vii)          Contracts with any employee or consultant to the Company or any of its Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated by this Agreement;

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(viii)          Contracts containing covenants of the Company or any of its Subsidiaries prohibiting or limiting the right of the Company or any of its Subsidiaries to engage, compete or solicit any Person in any line of business or prohibiting or restricting their ability to conduct business with any Person in any geographic area;

(ix)          Any Contracts either (x) to which the Company is a party or (y) to the knowledge of the Company, and relating to the voting of the equity interests or the election of directors, officers or managers, as applicable, of the Company or any of its Subsidiaries, or granting a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests of the Company or any of its Subsidiaries;

(x)          Any collective bargaining agreement or Contract with any labor union, works council or other body representing employees of the Company or any of its Subsidiaries;

(xi)          Each Contract pursuant to which the Company or any of its Subsidiaries grants or permits or is granted or is permitted the right to use or register material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap software), including license agreements, coexistence agreements, and covenants not to sue;

(xii)          Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;

(xiii)          Any Contract that (A) grants to any third person any “most favored nation rights” or (B) grants to any third person price guarantees for a period greater than one year from the date of this Agreement and are reasonably anticipated to result in a liability of the Company and requires aggregate future payments to the Company or any of its Subsidiaries in excess of $1,000,000 per annum;

(xiv)          Any Contract entered into in the last twelve (12) months reflecting the settlement of any Legal Proceedings, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company or any of its Subsidiaries, in the ordinary course of business consistent with past practice with the routine cessation of such employee’s or independent contractor’s employment or service, as applicable, with the Company or any of its Subsidiaries, (B) Contracts reflecting the settlement of any Legal Proceedings in which the liability is covered by insurance or (C) settlement Contracts for cash only (which have been paid) that do not exceed $1,000,000;

(xv)          Any power of attorney or agency agreement to which the Company or any of its Subsidiaries is a party (other than powers of attorney granted to local attorneys, agents or accountants or their respective firms for the purposes of registrations, filings or corporate formation, tax filings or administration matters for corporate entities) involving any payments by the Company in excess of $100,000;

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(xvi)          Any Contract providing for indemnification (including any obligation to advance funds for expenses) of the current or former directors or officers of the Company or any of its Subsidiaries; and

(xvii)          Contracts involving the profit sharing of the Company or any of its Subsidiaries in excess of $500,000 in any given year.

(b)          As of the date of this Agreement, all of the Contracts listed pursuant to Section 4.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. Except, in each case, where the occurrence of such breach or default would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or default under any such Contract, (y) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any claim or notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

Section 4.13          Company Benefit Plans.

(a)          Section 4.13(a) of the Company Disclosure Letter sets forth a complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other plan, policy, program or agreement (including without limitation, any employment, severance, retention, change in control or similar agreement) providing compensation (i.e., not fees for services performed) providing compensation or other benefits to any current or former director, officer, individual consultant or employee, which are maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates, or to which the Company or any ERISA Affiliate is a party (each, a “Company Benefit Plan”). The Company has delivered to Acquiror complete copies of (i) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications (iii) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (vi) all filings made with any Governmental Authorities, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

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(b)          Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(c)          Except as set forth on Section 4.13(c) of the Company Disclosure Letter, no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA nor does the Company or any ERISA Affiliates expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Section 4203 and 4205 of ERISA, and to the knowledge of the Company, no Multiemployer Plan has been terminated, or is in “endangered” or “critical” status so as to result directly or indirectly in any increase in contributions or in liability contingent or otherwise to the Company or any ERISA Affiliates.

(d)          With respect to any Title IV Plan (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred within the last three years, or is expected to occur, and (ii) no filing has been made by the Company or any Subsidiary and no proceeding has been commenced to terminate any Title IV Plan. No Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the date hereof.

(e)          With respect to the Company Benefit Plans, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(f)          No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of collective bargaining agreement.

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(g)          Except as set forth on Section 4.13(g) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee or officer of the Company or any Subsidiary to any material severance pay, except as expressly provided in this Agreement or in the Company Disclosure Letter, or (ii) other than with respect to SARs, or the accelerated vesting of Options, accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. No amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h)          The Company is and at all times has been in compliance in all material respects with the terms of the agreement, by and among the Company, the Pension Benefit Guaranty Corporation and BW Holdings, LLC, dated January 31, 2003.

(i)          With respect to each Company Benefit Plan subject to the laws of any jurisdiction outside the United States, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made and (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(j)          The funded status of the Company's Title IV Plans and postemployment medical benefits plans as of December 31, 2015 is accurately disclosed in the notes to the Financial Statements for the year ended December 31, 2015.

Section 4.14          Labor Relations; Employees.

(a)          Except as set forth on Section 4.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of its Subsidiaries, and no labor union has requested or, to the Company’s knowledge, has sought to represent any of the employees of the Company or its Subsidiaries. There is no strike, slowdown, work stoppage, lockout or other material labor dispute involving the Company or any Subsidiary pending, or to the Company’s knowledge threatened, nor is the Company aware of any labor organization activity involving any employees of the Company or any Subsidiary.

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(b)          The Company and its Subsidiaries (i) are in material compliance with all applicable Laws respecting labor and employment, including obligations under the National Labor Relations Act and any notice and other requirements under the Workers’ Adjustment and Retraining Notification Act (“WARN”) and any similar state or local law; (ii) has not committed any unfair labor practices, (iii) has no material pending or threatened claims or controversies regarding employment, terms of employment or termination of employment.

(c)          To the knowledge of the Company, no employee of the Company or any of its Subsidiaries with annual compensation in excess of $300,000 intends to terminate his or her employment.

(d)          The Contracts listed on Section 4.14 of the Company Disclosure Letter include all individual written employment, consulting, retention, change in control bonus or severance agreements to which, as of the date of this Agreement, either the Company or any of its Subsidiaries is a party with respect to any current employee whose compensation or benefits during the fiscal year ending December 31, 2015 exceeds $300,000 and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty. The Company has delivered or made available to Acquiror true, correct and complete copies of each such Contract, as amended to date. Notwithstanding the foregoing, no employment agreement need be set forth in Section 4.14 of the Company Disclosure Letter or disclosed to Acquiror if such employment agreement does not relate to an employee who did not receive compensation or benefits during the fiscal year ending December 31, 2015 exceeding the currency equivalent of $300,000.

(e)          To the knowledge of the Company, no present or former employee or independent contractor of the Company or any of its Subsidiaries with annual compensation in excess of $300,000 is in violation of any term of any restrictive covenant, nondisclosure obligation or fiduciary duty (i) to the Company or any of its Subsidiaries or (ii) to a former employer or engager of any such individual relating to the right of any such individual to work for or provide services to the Company or any of its Subsidiaries.

(f)          Neither the Company nor any of its Subsidiaries are “contractors” or “subcontractors” as defined by Executive Order 11246 or required to maintain an affirmative action plan.

Section 4.15          Taxes.

(a)          All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are complete and accurate in all respects and all Taxes shown as due on such filed Tax Returns have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)          The Closing Date Net Working Capital (as finally determined in accordance with Section 3.4(b)) shall fully, correctly and completely reflect all accrued Taxes with respect to the Company and each of its Subsidiaries with respect to any Pre-Closing Tax Period that are due and payable after the Closing Date.

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(c)          The Company and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, and has paid over to the proper Governmental Authority in a timely manner all such withheld amounts and has otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(d)          There are no Liens for any material Taxes (other than Permitted Liens) upon any property or assets of the Company or any of its Subsidiaries.

(e)          Other than the SAT Tax Action, no deficiency for any amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(f)          Other than the SAT Tax Action, there are no ongoing or pending Actions (other than audits and examinations in the ordinary course of business) with respect to any Taxes of the Company or any of its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(g)          Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(h)          Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreements under which the Company or any of its Subsidiaries would reasonably be expected to be liable for the Taxes of an entity that is neither the Company nor any of its Subsidiaries, other than customary commercial contracts not primarily related to Taxes.

(i)          Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(j)          Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, by contract or otherwise.

(k)          To the Company’s knowledge, no claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or could reasonably be expected to be subject to taxation in that jurisdiction.

(l)          Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m)          Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

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(n)          Neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method made on or before the Closing Date for a Tax period (or a portion thereof) ending on or before the Closing Date, except as required by applicable Laws, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date or (ii) (A) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), (B) installment sale entered into on or before the Closing Date or prepaid amount received outside the ordinary course of business on or before the Closing Date, or (C) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or before the Closing Date, to include any item of income or exclude any item of deduction from Tax liability in any Tax period (or portion thereof), beginning after the Closing.

Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 4.15 shall not support any claim or cause of action for Damages in respect of the amount, availability or usage of any Tax attributes of the Company or any of its Subsidiaries in any Tax period (or portion thereof) beginning on or after the Closing Date.

Section 4.16          Brokers’ Fees. Except as set forth on Section 4.15(a) of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.17          Insurance. Section 4.17 of the Company Disclosure Letter contains a list of all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True correct and complete copies of such insurance policies as in effect as of the date hereof have been made available to Acquiror.

Section 4.18          Licenses, Permits and Authorizations. Except as set forth on Section 4.18 of the Company Disclosure Letter, and except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.22), the Company and its Subsidiaries have obtained all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the absence of any such license, approval, consent, registration or permit would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each Permit held by the Company or any of its Subsidiaries, is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Permit to which it is a party.

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Section 4.19          Machinery, Equipment and Other Tangible Property; Sufficiency.

(a)          Except as set forth on Section 4.19(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 4.19(a) of the Company Disclosure Letter, since the date of the latest balance sheet in the Financial Statements, neither the Company nor any of its Subsidiaries has suffered any extraordinary damage, destruction or loss to any material asset of the Company, whether or not covered by insurance.

(b)          Except as set forth on Section 4.19(b) of the Company Disclosure Letter, all material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present uses.

(c)          Except as set forth on Section 4.19(c) of the Company Disclosure Letter, as of the Closing, the assets owned by or leased to the Company and its Subsidiaries, constitute substantially all assets necessary to operate the business in substantially the same manner and scope as the business (i) has been conducted during the previous twelve (12) months and (ii) is operated as of the date hereof and immediately prior to the Closing.

Section 4.20          Real Property.

(a)          Section 4.20(a) of the Company Disclosure Letter accurately lists, as of the date of this Agreement, (a) all Owned Real Property and (b) all Leased Real Property. Except as set forth on Section 4.20(a) of the Company Disclosure Letter, with respect to each parcel of Owned Real Property:

(i)          The Company or a Subsidiary owns good and marketable fee simple title to all Owned Real Property, in each case, free and clear of all Liens, other than Permitted Liens.

(ii)          To the knowledge of the Company, none of the Permits from any Governmental Authority having jurisdiction over the Owned Real Property that is necessary to permit the current use of the buildings and improvements on the Owned Real Property has failed to be obtained or is not in full force and effect, and neither the Company nor any Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such Permit.

(iii)          As of the date of this Agreement, no party other than the Company or a Subsidiary, and other than railroad and utility concerns servicing the Owned Real Property, has any right to use or occupy the Owned Real Property or any portion thereof, whether as tenants, subtenants, trespassers or otherwise.

(iv)          To the knowledge of the Company, no third party has a right to acquire any interest in the Owned Real Property.

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(v)          To the knowledge of the Company, there are no eminent domain or similar proceedings pending or threatened affecting all or any material portion of the Owned Real Property. To the knowledge of the Company, there is no writ, injunction, decree, order or judgment outstanding, nor any action claim, suit or proceeding pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Owned Real Property.

(b)          Except as set forth on Section 4.20(b) of the Company Disclosure Letter, with respect to each parcel of Leased Real Property:

(i)          The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)          The Leased Real Property is in material compliance with all laws, rules, regulations and ordinances related to the business as it is currently conducted on such Leased Real Property.

(iii)          The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of its Subsidiaries has received any notice alleging any default under any of such Liens, encumbrances, easements, restrictions, or other matters. The Company's and its Subsidiaries', as applicable, possession and quiet enjoyment of the Leased Real Property under such leases has not been disturbed, and to the knowledge of the Company, there are no disputes with respect to such leases.

(iv)          The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Real Property Leases”), and there are no other lease agreements for real property affecting the Leased Real Property or to which any of the Company or its Subsidiaries is bound; and all such Real Property Leases are, and shall be, in full force and effect and valid and binding, and enforceable in accordance with their respective terms. The Company or a Subsidiary owns all of the lessee’s or tenant’s interest under the Real Property Leases and has not assigned, pledged or otherwise hypothecated any such interest. The Company and its Subsidiaries are in material compliance with the terms of all of the Real Property Leases, and there are no defaults under the Real Property Leases by the Company or its Subsidiaries, or, to the knowledge of the Company, the lessor or landlord thereunder, and there are no events which with the passage of time or notice, or both, would constitute a default on the part of the Company or a Subsidiary, or, to the knowledge of the Company, any other party to the Real Property Leases. Neither the Company nor any Subsidiary has received any notice alleging any default under any of the Real Property Leases. Except as described on Section 4.20(b)(iv) of the Company Disclosure Letter, the consummation of the transactions provided for herein will not create or constitute a default or event of default under any Real Property Lease or require the consent of any other party to any such lease to avoid a default or event of default.

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(v)          As of the date of this Agreement, no party, other than the Company or a Subsidiary, has any right to use or occupy the Leased Real Property or any portion thereof, whether as tenants, subtenants, trespassers or otherwise.

(vi)          To the knowledge of the Company, no third party has a right to acquire any interest in the Leased Real Property.

(vii)          To the knowledge of the Company, there are no eminent domain or similar proceedings pending or threatened affecting all or any material portion of the Leased Real Property. To the knowledge of the Company, there is no writ, injunction, decree, order or judgment outstanding, nor any action claim, suit or proceeding pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

(viii)          The Leased Real Property is in good condition and repair and is sufficient for the uses in which such property is presently employed.

Section 4.21          Intellectual Property.

(a)          Section 4.21(a) of the Company Disclosure Letter lists each patent, registered trademark, registered service mark or trade name, domain name, social media address and registered copyright or mask work, or applications for any of the foregoing, owned by the Company or any of its Subsidiaries as of the date of this Agreement, whether in the United States or internationally as of the date of this Agreement. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Intellectual Property items set forth in Section 4.21(a) of the Company Disclosure Letter, and all such Intellectual Property is subsisting, valid, and enforceable.

(b)          Except as set forth on Section 4.21(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns or has the right to use pursuant to a written license, sublicense, agreement or permission, all Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted. Except as set forth on Section 4.21(b) of the Company Disclosure Letter, (i) the Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, except for any infringement, misappropriation or other violation that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) there is no claim, action, suit or proceeding pending or to the Company’s knowledge, threatened, alleging infringement or violation by or misappropriation of any Intellectual Property of any Person. There are no orders, writs, injunctions, or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property

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(c)          Except as set forth on Section 4.21(c) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of its Subsidiaries, and (ii) the Company and its Subsidiaries have not sent to any Person in the past two (2) years any written notice, charge, complaint, claim or other written assertion of any present, impending or threatened infringement or violation by or misappropriation of, or other conflict with, any Intellectual Property of the Company or any of its Subsidiaries

(d)          The Company and its Subsidiaries take reasonable measures to protect the confidentiality of trade secrets and other material confidential or proprietary know-how and processes. To the knowledge of the Company, there has not been any disclosure of or access to any trade secrets or other material confidential or proprietary know-how and processes of the Company or any of its Subsidiaries to or by any Person in a manner that has resulted or would reasonably be likely to result in the misappropriation of, or loss of trade secret or other rights in and to, such information.

(e)          Except as set forth on Section 4.21(e) of the Company Disclosure Letter, to the knowledge of the Company, there is no jurisdiction anywhere in the world in which the names and marks CORELLE, PYREX, CORNINGWARE, SNAPWARE, VISIONS, and CHICAGO CUTLERY are not available for use and registration by the Company and its Subsidiaries in connection with the types of products currently offered by the Company and its Subsidiaries under such names and marks.

Section 4.22          Environmental Matters.

(a)          Except as set forth on Section 4.22(a) of the Company Disclosure Letter, the Company and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws and to the knowledge of the Company, there are no facts, conditions or circumstances that could reasonably be expected to prevent or materially interfere with future compliance with Environmental Laws that are in existence as of the date of this Agreement.

(b)          Except as set forth on Section 4.22(b) of the Company Disclosure Letter, the Company and its Subsidiaries hold all material Environmental Permits for the construction, modification, operation and maintenance of their businesses, operations and assets as they now exist and are operated and no appeal nor any other action is pending to revoke any such Environmental Permit.

(c)          Except as set forth on Section 4.22(c) of the Company Disclosure Letter, there are no written claims or notices of violation or liability pending or, to the knowledge of the Company, issued to or threatened against the Company or any of its Subsidiaries alleging material violations of or material liability under any Environmental Law.

(d)          Except as set forth on Section 4.22(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any requests for information, or to the knowledge of the Company, is subject to any investigation, with respect to any matter relating to a potential material violation of or material liability under applicable Environmental Law.

(e)          Except as set forth on Section 4.22(e) of the Company Disclosure Letter, there has not been any release, discharge, disposal or emission of any Hazardous Materials at, on, under or migrating to or from any property that is or, to the knowledge of the Company, was owned, leased or operated by the Company or any of its Subsidiaries, that could reasonably be expected to form the basis of any material liability or obligation pursuant to Environmental Law or that could reasonably be expected to materially interfere with the operation of the businesses or assets of the Company or any of its Subsidiaries.

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(f)          Except as set forth on Section 4.22(f) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any agreement with respect to the sale or conveyance of any formerly owned property or business pursuant to which it has retained potential liability pursuant to Environmental Law, or agreed to indemnify its counterparty for such liability, excluding any such agreements as to which the time for making claims has expired by the terms of the agreement or any applicable statute of limitations.

(g)          The Company has provided to Acquiror all material assessments, reports, data, results of investigations or audits that are in the possession of the Company or its Subsidiaries pertaining to the environmental condition of any of their properties and assets or compliance (or noncompliance) with applicable Environmental Laws; open or pending notices of violation, material requests for information, notices of actual or potential liability, or claims (all with respect to Environmental Law); any orders, decrees and judgments relating to Environmental Laws that are still in force and effect; and all Environmental Permits issued to the Company and its Subsidiaries that are still in force and all pending applications to renew such Environmental Permits.

Section 4.23          Absence of Changes.

(a)          Except as set forth on Section 4.23 of the Company Disclosure Letter, from the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any, Company Material Adverse Effect.

(b)          Except as set forth on Section 4.23 of the Company Disclosure Letter, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 4.24          Export Controls. Section 4.24 of the Company Disclosure Letter sets forth the registrations and material licenses of the Company and its Subsidiaries with the U.S. Department of Commerce under the Export Administration Regulations. None of the Company, nor its Subsidiaries, nor any of their respective directors, officers or employees, nor to the Knowledge of Seller, any agent or other third party representative acting on behalf of the Company of the Subsidiaries, is currently or has been in the past five years (i) a Sanctioned Person or (ii) organized, resident or located in a Sanctioned Country or engaged in any transactions or dealings with any Sanctioned Person or Sanctioned Country in violation of applicable Sanctions Laws.

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Section 4.25          Affiliate Transactions. Except (i) for any stockholder who is a lender under the Amended and Restated Credit Agreement, dated as of March 4, 2013 (the “Company Credit Agreement”), by and among World Kitchen, LLC, the Company, Snapware Corporation, Bank of Montreal, Suntrust Bank, JPMorgan Chase Bank, N.A., Keybank National Association, Siemens Financial Services, Inc., Compass Bank and the Lenders (as such term is defined therein), and (ii) except as set forth in Section 4.25 of the Company Disclosure Letter, there are no transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, an “Affiliate Transaction”), nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Company has made available to Acquiror copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.

Section 4.26          Anti-Corruption Compliance.

(a)          Since January 1, 2011, neither the Company nor any of its Subsidiaries has offered or given, and to the knowledge of the Company, no Person has offered or given on behalf of the any of the Company or any of its Subsidiaries, anything of value to: (i) any official, member, employer or customer of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any customer or member of any government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)          Each of the Company and its Subsidiaries, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)          To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), internal or external audits, or internal or external reports that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of its Subsidiaries.

Section 4.27          Indebtedness. Section 4.27 of the Company Disclosure Letter sets forth, as of the date of this Agreement, all Indebtedness of the Company and its Subsidiaries, except for Indebtedness in amounts that are not individually, or in the aggregate, in excess of $500,000.

Section 4.28          Internal Controls. The Company and its Subsidiaries have established and maintained a system of internal accounting controls over financial reporting. Such internal accounting controls are sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, consistently applied, and (ii) there is prevention or timely detection of the unauthorized acquisition, use or disposition of any material assets. The Company has made available to Acquiror all known information related to fraud or suspected fraud which affects the Company or any of its Subsidiaries or any significant deficiencies or material weaknesses identified in its internal controls process, whether or not the Company has disclosed such information to the Company and its Subsidiaries’ auditors relating to any fraud affecting the Company or a Subsidiary, from January 1, 2011 to the date of this Agreement.

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Section 4.29         Product Liability. Except as would not result in, or would not reasonably be expected to result in, a Company Material Adverse Effect, each product manufactured, sold or delivered by the Company or any of its Subsidiaries since January 1, 2011, has been in conformity in all material respects with all applicable product specifications and all applicable express warranties and in compliance in all material respects with all applicable Laws. Since January 1, 2011, there have not been any (i) products manufactured or sold by the Company or any of its Subsidiaries which have been recalled or (ii) Actions (whether completed or pending) seeking the recall, suspension or seizure of any products manufactured or sold by the Company or any of its Subsidiaries.

Section 4.30         Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries specifically for inclusion in the Registration Statement will, at the date on which the Registration Statement is first mailed to Acquiror’s stockholders or at the time of the GPIAC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.31         Customer and Suppliers.

(a)          Section 4.31(a) of the Company Disclosure Letter sets for the top ten (10) vendors, suppliers of finished products for resale, retailers and distributors of the Company, in each case based on the aggregate dollar value of the Company’s transaction volume with such counterparty during the 2015 calendar year (each such group of Persons, respectively, the “Top Vendors”, the “Top Suppliers”, the “Top Retailers” and the “Top Distributors”)

(b)          Except as set forth on Section 4.31(b) of the Company Disclosure Letter, none of the Top Vendors, Top Suppliers, Top Retailers or Top Distributors has informed any of the Company or any of its Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or, other than in the ordinary course of business, materially limit or materially and adversely modify any of its existing or planned business with the Company or any of its Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors, Top Suppliers, Top Retailers or Top Distributors is otherwise involved in or threatening, a material dispute against the Company, its Subsidiaries or their respective businesses.

(c)          Except as set forth on Section 4.31(c) of the Company Disclosure Letter, since January 1, 2011, neither the Company nor any of its Subsidiaries has suffered any material shortage, cessation or interruption of supplies as a result of conduct by any supplier or the provision of any services as a result of conduct by any vendor.

Section 4.32         Capital Expenditures. Section 4.32 of the Company Disclosure Letter identifies, as of the date of this Agreement, all quarterly budgeted capital expenditures of the Company and its Subsidiaries anticipated through December 31, 2016. There are no deferred or unfunded capital expenditures that are required for the operation of the Company and its Subsidiaries in the ordinary course of business.

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Section 4.33         No Additional Representation or Warranties Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates. Without limiting the foregoing, Acquiror and Merger Sub acknowledge that Acquiror, together with its advisors, has made its own investigation of the Company and its Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, Acquiror or Merger Sub by the Company and its Subsidiaries shall include any and all information that may be contained or posted prior to 5:00 p.m. (New York Time) two Business Days prior to the execution of this Agreement in the electronic data room established by the Company or its representatives in connection with the transactions contemplated by this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except, in the case of Acquiror, as set forth in (i) any Acquiror SEC Reports (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), or (ii) in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as of the date of this Agreement as follows:

Section 5.1           Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing (or equivalent status, to the extent that such concept exists) under the laws of its jurisdiction of organization or formation, and has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted The copies of the memorandum and articles of association of Acquiror and the certificate of organization of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an Acquiror Material Adverse Effect.

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Section 5.2           Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, consummate the transactions contemplated hereby and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub, respectively and (ii) determined by the Board of Directors of Acquiror as advisable to Merger Sub and its stockholder, and Acquiror and its stockholders. No other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement (other than in the case of Transaction Proposals, the Acquiror Shareholder Approval). The Board of Directors of Acquiror has duly adopted resolutions to recommend approval of this Agreement by the shareholders of Acquiror. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3           No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the certificate of incorporation, bylaws or other organizational documents of Acquiror or any Subsidiary of Acquiror (including Merger Sub); (b) violate or conflict with any provision of, or result in the breach of or default under any applicable Law or Governmental Order (nor with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of or default under any agreement, indenture or other instrument to which Acquiror or any Subsidiary of Acquiror (including Merger Sub) is a party or by which Acquiror or any Subsidiary of Acquiror (including Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument; or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiary of Acquiror (including Merger Sub) or constitute an event that, after notice or lapse of time or both, would reasonably be expected to result in any such violation, conflict, default, breach, termination or creation of a Lien, except in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.4           Litigation and Proceedings; Compliance with Laws. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub or any of its Subsidiaries or, to the knowledge of Acquiror, any of their respective directors, officers or employees (in their capacity as such). There are no investigations or other inquiries are pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub or any of its Subsidiaries, or, to the knowledge of Acquiror, any of their respective officers, directors or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub or any of its Subsidiaries; nor are any assets of Acquiror’s or its Subsidiaries respective business, bound or subject to any Governmental Order that individually or in the aggregate would reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror, Merger Sub and their Subsidiaries are, and since the date of their respective incorporations have been, in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not reasonably be expected to have an Acquiror Material Adverse Effect.

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Section 5.5           SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since May 20, 2015 and made publicly available at least two (2) Business Days prior to the date of this Agreement, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Acquiror SEC Reports”).  Each of the Acquiror SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports. As of the respective date of its filing, the Acquiror SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Reports.

Section 5.6           Internal Controls; Listing; Financial Statements.

(a)          Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror's status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), (i) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (ii) since May 20, 2015, Acquiror and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(b)          Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)          Since May 20, 2015, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NASDAQ or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or prohibit or terminate the listing of Acquiror Common Stock on NASDAQ. Acquiror has taken no action that is designed to terminate the registration of Acquiror Common Stock under the Exchange Act.

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(d)          The Acquiror SEC Filings contain true and complete copies of the (i) audited consolidated balance sheet as of March 2, 2015, and statement of operations, cash flow and shareholders’ equity of Acquiror and its Subsidiaries for the period commencing from its date of incorporation through March 2, 2015, together with the auditor’s reports thereon, and (ii) unaudited consolidated balance sheet and statements of operations, cash flow and shareholders’ equity of Acquiror and its Subsidiaries for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015 ((i) and (ii) together, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements present (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)          The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror included or incorporated by reference in the Acquiror SEC Filings fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Acquiror and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.7           Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act or any similar foreign antitrust Law and (ii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

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Section 5.8           Financial Ability. As of the date of this Agreement, Acquiror has received and accepted (a) an executed equity commitment letter dated the date hereof (the “Equity Commitment Letter”) from Sponsor (the “Equity Financing Sources”) to provide equity financing in an aggregate amount of up to Fifty-Eight Million U.S. Dollars ($58,000,000), consisting of (a) Fifty Million U.S. Dollars ($50,000,000), solely for the purpose of providing a portion of the financing for the transactions contemplated herein at the Closing, including the fees and expenses related thereto and (b) up to an additional Eight Million U.S. Dollars ($8,000,000), to be used solely for the purpose of funding the redemption for cash of any outstanding shares of Acquiror Common Stock in excess of twenty-five percent (25%) (if any) up to not more than thirty percent (30%) of the outstanding shares of Acquiror Common Stock pursuant to Article 48 of the Acquiror Governing Documents and as part of the Acquiror Share Redemption, which Equity Commitment Letter provides that the Company is a third party beneficiary thereto, and (b) an executed debt commitment letter dated April 19, 2016 and executed fee letter dated April 19, 2016 (collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from Citigroup Global Markets Inc., Bank of Montreal and BMO Capital Markets Corp. (each a “Lender”, and collectively, the “Lenders”) together with any other Person that becomes a party thereto and each Affiliate of any Lender or other such Person and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Lender or other Person, the “Debt Financing Sources” and each, a “Debt Financing Source” and together with the Equity Financing Sources, the “Financing Sources”), pursuant to which the Lenders have committed to provide debt financing in an aggregate amount of $275,000,000, subject to the terms and conditions set forth therein, to provide to Acquiror the amount of financing necessary to complete the Merger. A true and complete copy of each Commitment Letter in effect as of the date hereof has been provided to the Company (provided, however, that the fee amounts, pricing caps and other economic terms and the rates and amounts included in the flex provisions of the Debt Commitment Letter may be redacted, provided further that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing). Acquiror has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid on or before the date hereof. As of the date hereof, (a) each Commitment Letter (i) is valid and in full force and effect without amendment or modification, (ii) is the valid, binding, and enforceable obligation of Acquiror (or its applicable Affiliate) and, to the knowledge of Acquiror, each other party thereto (except, in any case, as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity), (iii) has not been withdrawn, terminated or rescinded in any respect, and (iv) the Commitment Letters constitute all of the Contracts and arrangements entered into between each of the Lenders, the Sponsor and/or their Affiliates, on the one hand, and Acquiror and/or its Affiliates, on the other hand, involving the availability of the funding in full of the Financing (as defined below) as contemplated by the Commitment Letters, other than customary engagement letters with respect to the Debt Financing (as defined below), and (b) no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach on the part of Acquiror or Merger Sub under any Commitment Letter (assuming the accuracy of the representations and warranties and undertakings of the Company in this Agreement for such purposes). There are no conditions precedent or other contingencies related to the funding of the full amounts contemplated by the debt financing arrangements contemplated by the Debt Commitment Letter (the “Debt Financing”), or by the equity financing arrangements contemplated by the Equity Commitment Letter (the “Equity Financing” and together with the Debt Financing, the “Financing”), other than as set forth in the applicable Commitment Letter. The aggregate proceeds contemplated by the Commitment Letters, together with available cash and other available funds of Acquiror and Merger Sub, will be sufficient for Merger Sub and the Surviving Corporation to complete the transactions contemplated by this Agreement, and to satisfy all of the obligations of Acquiror and Merger Sub under this Agreement, including (i) paying the Merger Consideration at Closing, (ii) effecting the repayment or refinancing of all Indebtedness of the Company as of the Closing Date, (iii) procuring the R&W Insurance Policy and (iv) paying all related fees and expenses. As of the date hereof, neither Acquiror nor Merger Sub has any reason to believe that any of the conditions to the Financing would not reasonably be expected to be satisfied or that the Financing would not reasonably be expected to be available in full to Acquiror and Merger Sub on the Closing Date.

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Section 5.9           Trust Account. Acquiror has (and will have immediately prior to Closing (assuming no Acquiror Common Shares are redeemed pursuant to the Acquiror Share Redemption)) at least $172,500,000 in the account established by Acquiror for the benefit of its public stockholders at the Trustee (the “Trust Account”) (excluding an aggregate of approximately $6,000,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Investment Management Trust Agreement, dated as of May 19, 2015, between Acquiror and Trustee (the “Trust Agreement”). In the event thirty percent (30%) of the outstanding shares of Acquiror Common Stock tender Acquiror Common Shares as part of the Acquiror Share Redemption, Acquiror will have immediately prior to Closing at least $122,000,000 in the Trust Account. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released. There are no Proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account.

Section 5.10         Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.11         Absence of Changes. Since the date of Acquiror’s incorporation, (a) there has not been any Acquiror Material Adverse Effect and (b) Acquiror and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.12         No Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against Acquiror or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Reports, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Reports in the ordinary course of the operation of business of Acquiror and its Subsidiaries, or (iii) which would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

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Section 5.13         Capitalization of Acquiror.

(a)          As of the date hereof, the authorized share capital of Acquiror consists of (i) 400,000,000 Acquiror Common Shares, of which 21,562,500 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 preferred shares (“Acquiror Preferred Shares”) of par value $.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) collectively, the “Acquiror Securities”). As of immediately prior to Closing, Acquiror shall have 21,562,500 shares of Acquiror Common Stock issued and outstanding (other than up to 5,800,000 shares of Acquiror Common Stock which will be issued to Equity Financing Sources pursuant to the Equity Commitment Letter), and no Acquiror Preferred Shares issued and outstanding. All Acquiror Securities have been duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and is not subject to, or issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)          The Acquiror Warrants are, and after giving effect to the Merger will be, exercisable for one share of Acquiror Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date hereof, 14,687,500 Acquiror Warrants are outstanding. No Acquiror Warrants are exercisable until the Closing. All outstanding Acquiror Warrants have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable federal and state securities Laws and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Acquiror Governing Documents or any Contract to which Acquiror is a party or by which it is bound. Except for the IPO Repurchase (as defined in the Acquiror Governing Documents), there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c)          Except as set forth in this Section 5.14, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)          The Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

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(e)          Acquiror has no Subsidiaries, apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.14         Brokers’ Fees. Except fees described on Section 5.14 of the Acquiror Disclosure Letter (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.15         Indebtedness. Acquiror has no Indebtedness.

Section 5.16         Solvency; Surviving Corporation After the Merger. None of Acquiror or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Acquiror of any of its Affiliates. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger, at and immediately after the Effective Time, each of Acquiror and the Surviving Corporation and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business and all businesses in which it is about to engage; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Section 5.17         No Outside Reliance; Acquisition for Investment. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and each of Acquiror and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article IV that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; provided, however, the foregoing shall not relieve any party for any liability with respect to fraud.

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Section 5.18         No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or Holder Representative or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or Holder Representative or their Affiliates. Without limiting the foregoing, the Company or Holder Representative acknowledge that the Company or Holder Representative, together with their Respective advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, the Company or Holder Representative by Acquiror, Merger Sub and their respective Subsidiaries shall include any and all information that may be contained or posted prior to 5:00 p.m. (New York Time) two Business Days prior to the execution of this Agreement.

Article VI

COVENANTS OF THE COMPANY

Section 6.1           Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X, the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a)          change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law;

(b)          (i) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiary’s capital stock, except for dividends by any of the Company’s wholly-owned Subsidiaries made in the ordinary course, (ii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries;

(c)          materially adversely modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12 of the Company Disclosure Letter or any Real Property Lease, except in the ordinary course of business;

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(d)          sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties, including, without limitation, the Owned Real Property and the Leased Real Property, except in the ordinary course of business;

(e)          acquire any ownership interest in any real property;

(f)          (i) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, take any action with respect to the grant of any severance, retention, change in control or termination or similar pay (ii) make any material change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business; (iii) except in the ordinary course of business, terminate, adopt, enter into or materially amend any Company Benefit Plan; (iv) increase the compensation, bonus opportunity or other remuneration of any employee, officer, director or other service provider, except, with respect to any employee, officer, director or service provider of the Company or any of its Subsidiaries whose annual base salary does not exceed $250,000, for increases in the ordinary course of business; (v) establish any trust or take any other action to secure the payment of any compensation; or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit;

(g)          acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h)          make any material loans or material advances to any Person, except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business;

(i)          except as required by applicable Law, (A) make a material change to any Tax or accounting methods, (B) make, revoke or amend any material Tax election, (C) enter into any closing agreement, (D) settle or compromise any material Tax liability of the Company or any of its Subsidiaries, (E) make or surrender any right to claim a refund of Taxes or (F) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any Tax Return;

(j)          incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business or (y) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(k)          discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $500,000), except as otherwise contemplated by this Agreement;

(l)          issue any additional shares of Common Stock or securities exercisable for or convertible into Common Stock other than in connection with the exercise of Options outstanding on the date hereof or grant any additional stock appreciation rights with respect to Common Stock not outstanding on the date hereof;

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(m)          form or cause to be formed any new Subsidiary of the Company;

(n)          waive, release, assign, settle, compromise or otherwise resolve any material investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution);

(o)          grant or acquire, agree to grant to or acquire from any Person, or dispose of, abandon or permit to lapse any rights to any material Intellectual Property and, other than in the ordinary course of business and pursuant to a customary non-disclosure or non-use agreement, disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary know-how or process;

(p)          make or commit to make capital expenditures (which for the avoidance of doubt shall not include capital leases) other than as set forth on Section 4.32 of the Company Disclosure Letter; or

(q)          enter into any collective bargaining agreement or similar agreement; or

(r)          (i) limit the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area, to develop, market, sell or distribute products or services, or to compete with any Person or (ii) grant any exclusive distribution or similar rights to any Person;

(s)          pay accounts payable prior to the stated maturity (other than for a valid and legitimate business reason) or discharge any obligor from its obligations under any account receivable other than upon payment in full of all amounts payable thereunder (other than for a valid and legitimate business reason);

(t)          enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.

Section 6.2           Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege), the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access (including for the purpose of coordinating transition planning for employees), during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, however, that Acquiror shall not be permitted to perform any environmental sampling at any Owned Real Property or Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions, without the express consent of the Company. All information obtained by Acquiror, Merger Sub and their respective representatives shall be subject to the Confidentiality Agreement.

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Section 6.3           Stockholder Written Consent.

(a)          Immediately following the execution of this Agreement, the Company shall take all actions necessary to obtain, and then deliver as promptly as practicable thereafter, an irrevocable written consent from the Principal Stockholders and Management Stockholders who collectively, for the avoidance of doubt, hold more than sixty percent (60%) of the total number of shares of Common Stock then outstanding that approves this Agreement and the Merger pursuant to Section 228(a) and 251(c) of the DGCL and Article Seventh of the Company’s Amended and Restated Certificate of Incorporation (the “Written Consent”). Upon receipt of the Written Consent, the Company shall promptly deliver a copy thereof to Acquiror.

(b)          The Company’s Board of Directors shall as soon as practicable but in no event more than five (5) Business Days following the filing of this Agreement with the SEC by Acquiror on Form 8-K, cause to be delivered to each Pre-Closing Holder a notice, which shall include the notice contemplated by Section 228(e) of the DGCL, together with copies of this Agreement, the Written Consent and the Company Stockholder Letter (the “Stockholder Notice”) stating that the Merger has been approved by the holders of at least sixty percent (60%) of the outstanding Common Stock, that each holder of the Common Stock has waived its appraisal rights with respect to the Merger Consideration pursuant to Section 5.2(f) of the Stockholders’ Agreement, and that the Merger shall occur in accordance with the terms and subject to the conditions of this Agreement. The delivery of the Stockholder Notice pursuant to this Section 6.3(b) shall have the same effect as the Principal Stockholders’ delivery of a “Drag-Along Rights Notice” (as such term is defined in Section 5.2(b) of the Stockholders’ Agreement) to each Pre-Closing Holder.

Section 6.4           HSR Act and Foreign Antitrust Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign Law. The Company shall substantially comply with any Antitrust Information or Document Requests.

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Section 6.5           Cooperation with Financing.

(a)          Prior to Closing, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause its agents and representatives to provide, at Acquiror’s sole expense, such cooperation as is necessary in connection with the arrangement of the Debt Financing as may be reasonably requested by Acquiror (provided that such requested cooperation not prohibited by applicable Law and does not unreasonably interfere with the business or operations of the Company or any of its Subsidiaries), including:

(i)          causing the management team of the Company and its Subsidiaries, with appropriate seniority and expertise, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case, upon reasonable notice and at reasonable times;

(ii)         assisting with the timely preparation of customary rating agency presentations, credit agreements, road show materials, bank information memoranda, lender and investor presentations, prospectuses and bank syndication materials, offering documents, private placement memoranda, ancillary loan documents and certificates and similar documents customarily required in connection with the Debt Financing, including the marketing and syndication thereof;

(iii)        furnishing Acquiror and the Debt Financing Sources promptly with (a) audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the three most recently completed fiscal years ended not less than 90 days prior to the Closing Date; provided that the Lead Arrangers (as defined in the Debt Commitment Letter) acknowledge that they have received such audited financial statements for the fiscal years ending December 31, 2013, December 31, 2014 and December 31, 2015, and (b) unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for each subsequent fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date;

(iv)         and all other requested financial information regarding the Company and its Subsidiaries, including copies of such other pertinent information with respect to the Company and its Subsidiaries as is reasonably requested by Acquiror or any prospective lender, (B) using reasonable best efforts to assist Acquiror with Acquiror’s preparation of pro forma financial information and projections (provided for the avoidance of doubt, Acquiror shall be solely responsible for the preparation of pro forma financial statements based on information furnished by the Company and its Subsidiaries), and (C) furnishing Acquiror and the Debt Financing Sources promptly, and in any event at least three (3) Business Days prior to the Closing Date (to the extent requested within ten (10) Business Days prior to the Closing Date), with all documentation and other information required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act;

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(v)         permitting the Debt Financing Sources to conduct a reasonable and customary due diligence review of the Company and its Subsidiaries;

(vi)        if reasonably requested by Acquiror, assisting in the preparation, execution and delivery of, the Debt Documents, including guarantee, pledge, security and collateral documents as may be required by the Debt Financing and otherwise reasonably facilitating the creation and perfection of liens securing the Debt Financing;

(vii)       providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information in customary bank information memorandum to prospective lenders and containing a customary “10b-5” representation to the Debt Financing Sources for the Debt Financing and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company and its Subsidiaries or its or their securities;

(viii)      requesting its independent accountants to provide reasonable assistance and cooperation to Acquiror, including requesting their participation in drafting sessions and accounting due diligence sessions and requesting that they agree that Acquiror may use their audit reports relating to the Company and that they provide customary comfort letters;

(ix)         provide reasonable best efforts to cooperate in satisfying the conditions precedent in the Debt Commitment Letter and the Debt Documents, in each case to the extent the satisfaction of such conditions require the cooperation of, or is within the control of, the Company and its Subsidiaries; and

(x)          executing and delivering any customary certificates or documents and facilitating the delivery of customary legal opinions as may be reasonably requested by Acquiror and otherwise reasonably facilitating the pay-off of existing indebtedness;

provided, in each case, that (A) except with respect to authorization letters described in clause (vi) above, none of the Company or any of its Subsidiaries shall be required to incur any liability in connection with the Financing prior to the Effective Time, (B) the pre-Closing Board of Directors of the Company and the directors, managers and general partners of the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (C) none of the Company or any Company Subsidiary shall be required to execute prior to the Effective Time any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing, (D) except as expressly provided above, neither the Company nor any of its Subsidiaries shall be required to take any corporate actions prior to the Effective Time to permit the consummation of the Financing, (E) nothing herein shall require disclosure of any information that could result in a waiver of the attorney-client or similar privilege or that would violate confidentiality obligations owing to third parties, and (F) Acquiror and Merger Sub shall jointly and severally indemnify, defend and hold harmless the Company and its Subsidiaries, and their respective pre-Closing directors, officers and representatives, from and against any liability or obligation to providers of the Financing in connection with the Financing and any information provided in connection therewith (other than arising from fraud, intentional misrepresentation, willful misconduct, bad faith or gross negligence of the Company, its Subsidiaries or their respective representatives). Acquiror shall promptly reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

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(b)          The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing as is reasonably appropriate and customary for such purpose; provided, that such logos are not used in a manner that is intended to or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(c)          Notwithstanding any other provision set forth herein or in any other agreement between Acquiror and the Company (or its Affiliates), the Company agrees that Acquiror and its Affiliates may share customary projections with respect to the Company and its business with the Financing Sources identified in the Debt Commitment Letter, and that Acquiror and its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by the Company or any of its Subsidiaries pursuant to Section 6.5(a), agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda. Acquiror shall promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with providing the assistance contemplated by Section 6.5(a).

(d)          Prior to or at the Closing, the Company shall deliver an executed payoff letter (the “Debt Payoff Letter”) in form and substance reasonably satisfactory to Acquiror for the Company Credit Agreement (a draft of which shall be provided to Acquiror no less than one Business Day prior to the anticipated Closing Date). The Debt Payoff Letter shall (A) confirm the full outstanding amount then outstanding, along with accrued interest thereon and all fees and other obligations of the Company accrued under the Company Credit Agreement, (B) contain payment instructions and (C) evidence the satisfaction, release and discharge of the debt and liabilities under the Company Credit Agreement and the agreement by such lenders to release all Liens upon the payment of such amount in accordance with the payment instructions. Prior to or at the Closing, the Company shall have obtained documents, including an authorization to file UCC termination statements upon such payment, executed lien terminations and releases of outstanding mortgages, as are reasonably necessary to release such Liens.

Section 6.6           Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives not to (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal, (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or the anti-takeover laws of any state, or (v) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company and its officers and directors shall, and the Company shall instruct and cause the Company’s representatives, its Subsidiaries and their representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, and as promptly as practicable thereafter notify each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective immediately, which notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries and the Company shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement.

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Section 6.7           FIRPTA Certificate. On the Closing Date, the Company shall deliver to Acquiror a duly executed certificate as specified in Section 1.1445-2(c)(3) of the Treasury Regulations, together with a form of notice to the IRS required under Section 1.897-2(h)(2) of the Treasury Regulations. If the Company fails to deliver such certificate and notice, then notwithstanding anything contained to the contrary herein, Acquiror shall be entitled to withhold any amounts required to be withheld under Section 1445 of the Code, provided however that failure to deliver such certificate and notice shall not be a closing condition under Section 9.2.

Section 6.8           Preparation and Delivery of Certain Financial Information.

(a)          Audited 2015 Segmented Financial Statements. As soon as reasonably practicable, the Company shall deliver to Acquiror the Audited 2015 Financial Statements, with footnotes disclosing and reporting the operating segments of the Company, as is required for publicly-held entities in accordance with Accounting Standards Codification 280 (the “Audited 2015 Segmented Financial Statements”).

(b)          Q1 2016 Financial Statements. As soon as reasonably practicable, but in any event by May 16, 2016, the Company shall deliver to Acquiror the consolidated balance sheets and statements of income and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2016 (the “Q1 Financial Statements”).

Section 6.9           Capital Expenditures. Except as otherwise consented to by Acquiror in writing, each monthly 2016 capital expenditure budget set forth on Section 6.9 of the Company Disclosure Letter has been funded or will be funded on or prior to the relevant month end for such capital expenditure.

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Article VII

COVENANTS OF ACQUIROR

Section 7.1           HSR Act and Foreign Antitrust Approvals.

(a)          In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)          Acquiror shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(c)          Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the End Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.

(d)          Acquiror shall promptly furnish to the Company and the Holder Representative copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Acquiror agrees to provide the Company, the Holder Representative and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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(e)          Acquiror shall be solely responsible for and pay all filing fees (whether or not such fees may be the obligation of the Company under applicable Law) payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

Section 7.2           D&O Indemnification and Insurance.

(a)          From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (“D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, for a period of six years from and after the Closing Date, Acquiror shall cause the certificate of incorporation and the bylaws of the Surviving Corporation or any successor thereof to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of present and former directors and officers of the Company or any of its Subsidiaries for periods at or prior to the Closing Date than are set forth in the certificate of incorporation and the bylaws of the Company as of the date of this Agreement.

(b)          Prior to the Effective Time, the Company shall obtain prepaid “tail” policies reasonably acceptable to Acquiror extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Effective Time covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore provided to Acquiror or its agents or representatives); provided however that the amount paid for such prepaid policies pursuant to this sentence shall not exceed the annual equivalent of two hundred and fifty percent (250%) of the annual premiums paid by the Company in its last full fiscal year without the prior written consent of Acquiror, and provided further that any such amount paid prior to the Effective Time shall be credited in the calculation of Closing Date Cash.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

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Section 7.3           Employment Matters.

(a)          On the Closing Date, the employees of the Company and its Subsidiaries remain the employees of the Company and any of its Subsidiaries (“Continuing Employees”) and for a period of one year following the Closing Date, Acquiror shall cause the Company to provide each Continuing Employee with severance benefits and protections that are no less favorable than the severance benefits and protections that were provided to such Continuing Employee under an applicable Company Benefit Plan in effect immediately prior to the Closing and set forth in Section 7.3(a) of the Company Disclosure Letter. This Section 7.3 shall not limit the obligation of the Company to maintain any Company Benefit Plan that, pursuant to an existing contract, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any employee of the Company or any of its Subsidiaries and this Agreement shall not be construed so as to prohibit the Surviving Corporation or any of its Subsidiaries from having the right to terminate the employment of any individual.

(b)          Each employee and former employee of the Company and its Subsidiaries shall, for purposes of eligibility and vesting (and for purposes of benefit accrual for severance and vacation only), be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under any employee benefit plan of Acquiror and its Subsidiaries in which such employee may participate after the Closing Date providing benefits similar to those provided under any Company Benefit Plan to the same extent as such employee or former employee was entitled, before the Closing Date, to credit for such service under such Company Benefit Plan. With respect to the calendar year in which Acquiror ceases to maintain any particular Company Benefit Plan, each employee shall be given credit for amounts paid under such Company Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Acquiror.

(c)          Nothing in this Section 7.3 express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no provision of this Section 7.3 shall constitute an amendment of, or an undertaking to amend, any Company Benefit Plan or benefit plan of Acquiror or any affiliate.

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Section 7.4           Financing.

(a)          Acquiror and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) satisfy (or obtain the waiver of, if deemed advisable by Acquiror) on a timely basis all conditions applicable to Acquiror and Merger Sub (or their Affiliates) in the Debt Commitment Letter and within their control (other than those conditions that by their nature are to be satisfied at Closing), (ii) maintain in effect the Commitment Letters until the transactions contemplated in this Agreement are consummated, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms that would not be prohibited by Section 7.4(d), and (iv) to the extent the conditions set forth in the Debt Commitment Letter are satisfied, consummate the Debt Financing at Closing.

(b)          Acquiror shall give the Company prompt notice (A) of any material breach or default by any party to any Commitment Letter or any definitive agreement with respect to the Debt Financing (the “Debt Documents”), in each case, of which Acquiror or Merger Sub becomes aware, (B) if and when Acquiror or Merger Sub becomes aware that any portion of the Financing contemplated by any Commitment Letter may not be available to consummate the Merger, (C) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any Commitment Letter or other Debt Document or (2) material dispute or disagreement between or among any parties to any Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or Debt Documents), and (D) if for any reason, any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including flex terms). Without limiting the foregoing, Acquiror and Merger Sub shall keep the Company informed in reasonable detail of the status of their efforts to arrange the Debt Financing, and shall, upon the Company’s reasonable request, provide to the Company copies of executed copies of the definitive documents related to the Financing (excluding any unredacted fee letters, engagement letters or other agreements that are confidential by their terms); provided, that neither Acquiror, Merger Sub nor any of their Affiliates shall be under obligation to disclose any information that is subject to attorney-client or similar privilege to the extent such privilege is asserted in good faith.

(c)          If all or any portion of the Debt Financing becomes unavailable on the terms and conditions described in the Debt Commitment Letter (including flex terms), Acquiror and Merger Sub shall use reasonable best efforts to arrange and obtain alternative financing, including from alternative sources, in an amount sufficient (when added to the portion of the Debt Financing that is available and other available funds) to consummate the transactions contemplated hereby on the Closing Date (“Alternative Financing”) as promptly as practicable following the occurrence of such event but no later than the Closing Date on terms not materially less favorable from the standpoint of Acquiror, Merger Sub and the Affiliates of Acquiror and Merger Sub party thereto than those in the Debt Commitment Letter (as determined in the reasonable good faith judgment of Acquiror and taking into account the flex provisions). All references to the Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or Debt Documents shall include the applicable documents for the Alternative Financing.

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(d)          Notwithstanding anything in this Agreement to the contrary, Acquiror and Merger Sub shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letters or any Debt Documents, and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided, however, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letters or the Debt Documents shall not (i) reduce the aggregate amount of the Debt Financing (such that the aggregate funds that would be available to Acquiror on the Closing Date would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger and the other transactions contemplated hereby), (ii) add or expand the conditions precedent to the funding on the Closing Date of the Debt Financing as set forth in the Debt Commitment Letters or (iii) otherwise amend, modify or expand any condition to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur, (III) adversely affect the ability of Acquiror or Merger Sub to timely consummate the Merger and the other transactions contemplated hereby or enforce Acquiror’s rights against the other parties to the Debt Commitment Letters, or (IV) adversely affect the ability of Acquiror or Merger Sub in any material respects to enforce its rights against the other parties to the Debt Commitment Letter, provided, further, that Acquiror and Merger Sub may replace or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date hereof. All references to the Debt Commitment Letter shall be deemed to include any new commitment letters entered into in accordance with this Section 7.4(d).

(e)          Acquiror and Merger Sub acknowledge and agree that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to Closing and reaffirm their obligation to consummate the proposed transaction irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article IX.

(f)          Acquiror and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter and shall (i) maintain in effect the Equity Commitment Letter until the Merger is consummated and (ii) enforce their rights under the Equity Commitment Letter.

Section 7.5           NASDAQ Listing. Prior to Effective Time, Acquiror shall prepare and submit to NASDAQ a listing application, if required under NASDAQ rules, covering the Acquiror Common Shares issuable in the Merger, and shall use its reasonable best efforts to obtain approval for the listing of such Acquiror Common Shares, subject to official notice of issuance, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.6           No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror and its Subsidiaries shall not, and Acquiror shall instruct and use its reasonable best efforts to cause its representatives not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal provided, however, that nothing in this Section 7.6 shall limit Acquiror and its Subsidiaries, or any of their representatives, from taking any actions in connection with any Acquiror Acquisition Proposal with any Person to the extent that such Acquiror Acquisition Proposal would not (x) constitute a Business Combination Proposal, (y) be consummated before the Effective Time or (z) would not reasonably be expected to prevent or impair the consummation of the Merger or the performance by Acquiror or Merger Sub of any of their obligations hereunder. From and after the date hereof, Acquiror and its officers and directors shall, and Acquiror shall instruct and cause Acquiror’s representatives, its Subsidiaries and their representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal.

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Section 7.7           Acquiror Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X, Acquiror shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as consented to by Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a)          change or amend the certificate of incorporation, bylaws or other organizational documents of Acquiror or any of its Subsidiaries, except as otherwise required by Law;

(b)          (i) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or any of its Subsidiary’s capital stock, except for dividends by any of Acquiror’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of Acquiror or its Subsidiaries, other than a redemption of Acquiror Common Shares made as part of the Acquiror Share Redemption (as defined below);

(c)          incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business or (y) incurred between Acquiror and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(d)          (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than (i) issuance of Acquiror Common Shares pursuant to, and in accordance with, the Equity Commitment Letter and (ii) issuance of the Aggregate Stock Consideration, or (B) grant any additional options, warrants or stock appreciation rights with respect to Acquiror Securities not outstanding on the date hereof; or

(e)          enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.7.

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Section 7.8           Acquiror Board Matters. Stephen Wertheimer shall be nominated for election as the nominee of the Principal Stockholders (“Nominee Director”) to serve as a director on the Board of Directors of Acquiror (“Acquiror Board”) commencing as of the first Business Day after the Closing Date and continuing for a period not less than one year, and, subject only to such actions not being in violation of the fiduciary duties of members of the Acquiror Board to Acquiror, Acquiror shall nominate such individual in the Registration Statement; provided that if Acquiror avoids its obligations under this Section 7.8 because it deems such nomination to be in violation of fiduciary duties of members of the Acquiror Board, the Principal Stockholders shall be entitled to designate an alternative nominee to serve as a director on the Acquiror Board. Acquiror shall not take any action to remove the Nominee Director for a period of one year, and shall include the name of the Nominee Director in any solicitation of proxies for election of directors, except where W Capital Partners II, L.P. (together with its affiliates and permitted transferees, “W Capital”) ceases to hold shares of Acquiror Common Shares in an amount equal to or greater than the number of Acquiror Common Shares received by W Capital on the Closing Date (subject to adjustment for stock splits and similar transactions).

Article VIII

JOINT COVENANTS

Section 8.1           Registration Statement; Shareholder Approval.

(a)          Registration Statement. Acquiror shall prepare and file with the SEC the Registration Statement as promptly as reasonably practicable after the date of this Agreement. Acquiror and the Company agree to cooperate, and to cause their respective Subsidiaries to cooperate, with each other and its counsel and its accountants in the preparation of the Registration Statement. Each of Acquiror and the Company agrees to use their respective reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NASDAQ) in connection with the Merger and the other transactions contemplated by this Agreement (the “Offer Documents”). Acquiror will advise the Company, promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and their counsel. Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or their counsel may receive from time to time from the SEC or its staff with respect to the Registration Statements or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Company or their counsel in any discussions or meetings with the SEC.

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(b)          Acquiror Shareholder Approval. Acquiror shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and, solely with respect to the following clause (1), in any event within thirty (30) Business Days following such date of effectiveness, duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with the Cayman Islands Companies Law (2013 Revision), as amended, solely for the purpose of obtaining the Acquiror Shareholder Approval and, if applicable, any approvals related thereto, and provide its shareholders with the opportunity to redeem Acquiror Common Shares held by the shareholder at the Merger Consideration, pursuant to exercise of such stockholder’s IPO Repurchase (as defined under, and in accordance with, the Acquiror Governing Documents) (“Acquiror Share Redemption”). Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “World Kitchen Group, Inc.”, (C) amendment and restatement its certificate of incorporation in connection with the domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Merger, (F) approval of the issuance of more than twenty percent (20%) of Acquiror’s outstanding common stock pursuant to the rules of NASDAQ, (G) approval of the presence of a Substantial Shareholder (as defined in NASDAQ Rule 5635(e)(3)) having a greater than five percent (5%) in the consideration to be paid in the transactions contemplated hereby, (H) approval of an incentive equity plan, (I) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (J) adoption and approval of any other proposals as reasonably agreed by GPIAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (K) the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (K), together, the “Transaction Proposals”). Acquiror may only postpone or adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Acquiror prior to the Acquiror Shareholders’ Meeting.

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Section 8.2           Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, (c) endeavor in good faith to assist in optimizing the Company’s capital structure, giving due regard to the Company’s ongoing operating and financial requirements after consultation with the Company's management, and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing and except as otherwise provided in this Agreement, in no event shall the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract (other than this Agreement and the agreements contemplated hereby) to which the Company or any of its Subsidiaries is a party.

Section 8.3           Escrow Agreement. Each of the Company, the Holder Representative, Acquiror and Merger Sub shall execute and deliver to one another the Escrow Agreement at the Closing.

Section 8.4           Tax Matters.

(a)          Acquiror shall cause the Company and its Subsidiaries to prepare and timely file or cause to be prepared and timely filed, in each case in a manner consistent with past practices (except where otherwise required by applicable Law), all Tax Returns of the Company and its Subsidiaries that are required to be filed after the Closing Date with respect to Pre-Closing Tax Periods (“Pre-Closing Tax Returns”). Acquiror shall deliver all Pre-Closing Tax Returns to the Holder Representative for its review and comment within a reasonable period of time prior to the due date for filing such Tax Returns, provided that Pre-Closing Tax Returns relating to income Taxes shall be delivered no later than thirty (30) days before the due date for filing such Tax Returns. Acquiror shall consider in good faith any reasonable comments provided in writing by the Holder Representative to Acquiror with respect to all such Pre-Closing Tax Returns and no such Pre-Closing Tax Returns shall be filed without the prior written consent of the Holder Representative (which shall not be unreasonably withheld, conditioned or delayed).

(b)          For purposes of this Agreement, in the case of any Taxes that are payable with respect to a taxable period that begins on or before the Closing Date and ends after Closing Date (a “Straddle Period”), the portion of such Taxes that relate to the Pre-Closing Tax Period shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, such as income, sales or use Tax, be deemed equal to the amount which would be payable (computed on an interim closing of the books basis) as if the relevant Tax period ended as of the close of business on the Closing Date; provided, that any exemptions, allowances, deductions (including depreciation or amortization) and credits that are calculated on an annual basis shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion beginning after the Closing Date in proportion to the number of days in each such portion of the taxable period.

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(c)          All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement, if any, shall be borne, fifty (50) percent by Acquiror and fifty (50) percent by the Holder Representative and the Pre-Closing Holders (which amount shall be included as Transaction Expenses). Except as otherwise required by applicable Law, Acquiror shall timely file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. With respect to any such Transfer Taxes not included in the final determination of the Adjustment Amount in accordance with Section 3.4, the Holder Representative shall instruct the Escrow Agent to pay to Acquiror out of the Indemnification Escrow Funds, at least ten (10) days before the date on which such Tax Return is due, an amount equal to the amount of Transfer Taxes owed by the Holder Representative and the Pre-Closing Holders in connection with such Tax Return.

(d)          Acquiror and the Holder Representative shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in connection with the filing of Tax Returns and any Action regarding Taxes of, or with respect to, Pre-Closing Tax Returns or Tax Returns relating to a Straddle Period of the Company or its Subsidiaries. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of Tax audits or proceedings as described in Section 8.4(e) hereof.

(e)          Acquiror shall promptly, and in any event no more than twenty (20) calendar days following receipt of such notice, notify the Holder Representative in writing upon receipt by the Company or any of its Subsidiaries of a written notice of any Tax Claim; provided, however, no failure or delay by Acquiror to provide notice of a Tax Claim shall reduce or otherwise affect the rights of Acquiror to indemnification hereunder except (i) to the extent the defense of such Tax Claim is materially prejudiced thereby, or (ii) Acquiror fails to notify the Holder Representative in accordance with this Section 8.4(e) prior to the Survival Expiration Date. Acquiror shall have the right to control the conduct and defense of any Tax Claims; provided Acquiror shall keep the Holder Representative reasonably informed regarding the progress and substantive aspects of any such Tax Claim, the Holder Representative shall be entitled at its expense to participate in such Tax Claims that could be reasonably expected to give rise to indemnification under Section 12.2(a) and Acquiror shall not compromise or settle any such Tax Claim without obtaining the Holder Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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(f)          Except as otherwise required by applicable Law, from and after the Closing and until and through the Survival Expiration Date, Acquiror shall not, and shall cause the Company and its Subsidiaries not to, without the prior written consent of Holder Representative (such consent not to be unreasonably withheld, conditioned or delayed) (i) take any action on the Closing Date other than in the ordinary course of business or other than any action permitted hereunder, (ii) make or change any Tax election with respect to the Company or any of its Subsidiaries for a Pre-Closing Tax Period (including any election under Section 338 of the Code, or under any analogous or similar rules in any relevant tax jurisdiction), (iii) amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, in each case that would result in any indemnification claim under Section 12.2(a) hereof.

(g)          Except to the extent reflected as an asset in the calculation of Closing Date Net Working Capital (as finally determined in accordance with Section 3.4(a), any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) of the Company or any or its Subsidiaries relating to a Pre-Closing Tax Period, actually received prior to the Survival Expiration Date shall be the property of the Pre-Closing Holders and shall be paid over to the Holder Representative (on behalf of the Pre-Closing Holders) promptly upon receipt by Acquiror or the Company or any of its Subsidiaries net of any expenses or Taxes incurred in connection with the receipt of such refund or credit. Prior to the Survival Expiration Date, upon the reasonable request of the Holder Representative, Acquiror and its Affiliates shall cause the Company or any of its Subsidiaries to file all Tax Returns (including amended Tax Returns) or other reasonably requested documents to obtain any Tax refund to which the Pre-Closing Holders are entitled hereunder, and Acquiror shall permit the Holder Representative to participate in the prosecution of any such Tax refund claim. Notwithstanding the foregoing, the Acquiror shall not be required to pay to the Holder Representative (on behalf of the Pre-Closing Holders) the amount of any Tax refund or credit or similar benefit in respect of a Pre-Closing Holders) the amount of any Tax refund or credit or similar benefit in respect of a Pre-Closing Tax Period that are produced by the carryback of any Tax refund, credit or similar benefit generated in the Post-Closing Tax Period.

(h)          Notwithstanding anything in this Agreement to the contrary, in the event of any conflict between this Section 8.4 and Article XII, the provisions of this Section 8.4 (and not those of Article XII), shall govern matters relating to Taxes.

Section 8.5           Escrow Matters. Each of the Company, the Holder Representative, Acquiror and Merger Sub shall use their respective reasonable best efforts to negotiate in good faith and, prior to or concurrently with the Closing, enter into a mutually agreed escrow agreement (the “Escrow Agreement”) with each other and the Escrow Agent for the establishment of the escrow account and provision of the escrow services in accordance with the terms and subject to the conditions of this Agreement. For the purposes of the foregoing, it is understood and agreed that the Escrow Agent shall be deemed mutually agreeable.

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Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1           Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)          The Acquiror Shareholder Approval shall have been obtained;

(b)          The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purposes shall have been initiated or threatened by the SEC and not withdrawn;

(c)          All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated;

(d)          All other material permits, approvals, clearances, and consents of or filings with any Antitrust Authorities required to be procured or made by Acquiror, Merger Sub and the Company in connection with the Merger and the transactions contemplated by this Agreement shall have been procured or made, as applicable;

(e)          There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger;

(f)          There shall not be pending any Legal Proceedings by any Governmental Entity seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby;

(g)          The holders of at least sixty percent (60%) of the outstanding shares of Common Stock shall have approved this Agreement and Merger;

(h)          Holders of not more than thirty percent (30%) of the outstanding shares of Acquiror Common Stock shall have elected to have their Acquiror Common Shares redeemed for cash pursuant to Article 48 of the Acquiror Governing Documents and as part of the Acquiror Share Redemption; and

(i)          Following payment by Acquiror to its stockholders who have validly elected to have their Acquiror Common Shares redeemed for cash pursuant to Article 48 of the Acquiror Governing Documents and as part of the Acquiror Share Redemption, the amount of immediately available cash in the Trust Account shall be no less than $122,000,000.

Section 9.2           Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

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(a)          The Principal Stockholders and the Lock-up Stockholders shall have executed and delivered the Company Stockholder Letter;

(b)          (i) Each of the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3, 4.6 and 4.7(b) (the “Fundamental Representations”) of this Agreement shall be true and correct in all material respects, except for Section 4.6, which shall be true and correct in all but de minimis respects, in each case as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, (x) inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (y) changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement;

(c)          Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(d)          The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(b) and Section 9.2(c) have been fulfilled;

(e)          The Escrow Agreement shall have been duly executed by all parties other than Acquiror and Merger Sub; and

(f)          Since the date of this Agreement through the Closing Date, there shall not have been any Company Material Adverse Effect.

Section 9.3           Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

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(a)          (i) Each of the representations and warranties of Acquiror contained in Sections 5.1, 5.2, 5.3, 5.9, 5.14 (the “Acquiror Fundamental Representations”) of this Agreement shall be true and correct in all material respects, except for Sections 5.9 and 5.14, which all be true and correct in all but de minimis respects, in each case as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement, and (ii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Acquiror Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, (x) inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect and (y) changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement;

(b)          Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)          Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(d)          Since the date of this Agreement through the Closing Date, there shall not have been any Acquiror Material Adverse Effect;

(e)          The Escrow Agreement shall have been duly executed by all parties other than the Company and Holder Representative;

(f)          The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on NASDAQ, subject to official notice from NASDAQ of such issuance;

(g)          The Nominee Director designated pursuant to Section 7.8 shall have been elected in accordance with the DGCL and the Acquiror Governing Documents to serve on the Acquiror Board effective the first Business Day after the Closing Date;

(h)          Acquiror shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds contained in the Trust Account disbursed to Acquiror immediately prior to the Closing, and all such funds released from the Trust Account shall be available to Acquiror for payment of the Aggregate Cash Consideration and the payment of Acquiror’s fees and expenses incurred in connection with this Agreement and the transactions herein contemplated.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1         Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)          by written consent of the Company and Acquiror;

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(b)          by either the Company or Acquiror if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c)          by either the Company or Acquiror if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

prior to the Closing, by written notice to the Company from Acquiror if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(b) or Section 9.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction, (iii) the Closing has not occurred on or before September 20, 2016 (the “End Date”), unless Acquiror is in willful breach hereof and such breach is the primary reason for the Closing not occurring on or before such date; provided, however, that in the event the conditions set forth in Section 9.1(a), Section 9.1(b), Section 9.1(c) or Section 9.1(d) shall not have been satisfied on or before the End Date but all of the other conditions set forth in Section 9.1 have been satisfied, either Acquiror or the Company may unilaterally extend the End Date, on one or more occasions, by notice delivered to the other party, until a date no later than November 19, 2016, in which case the End Date shall be deemed for all purposes to be the latest of such dates, or (iv) the Written Consent referred to in Section 6.3 herein is not received by Acquiror by 6:00 p.m. Central Time on the Business Day of the execution and delivery of this Agreement; or

(d)          prior to the Closing, by written notice to Acquiror from the Company if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Merger shall not have been consummated on the second Business Day (the “Notification Date”) after all of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied on the Notification Date; provided that the Company shall not terminate this Agreement pursuant to this Section 10.1(d)(ii) unless (A) the Company gives Acquiror prior notice of such proposed termination on or following the Notification Date and (B) the Merger is not consummated on or prior to the day that is two Business Days following the date of delivery of such notice, (iii) the Closing has not occurred on or before the End Date (as may be extended as provided in Section 10.1(c)), unless the Company is in willful breach hereof and such breach is the primary reason for the Closing not occurring on or before such date, or (iv) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

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Section 10.2         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall, subject to Section 10.3, forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any breach of this Agreement occurring prior to such termination, except that (i) the provisions of Sections 10.2, 13.5, 13.6, 13.7, 13.14 and 13.16 herein, Article XI herein, and the Confidentiality Agreement, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Acquiror nor the Company shall be relieved or released from any liabilities arising out of its breach of any covenant of this Agreement prior to such termination or willful and material breach of any of its representations and warranties set forth in this Agreement prior to such termination.

Article XI

HOLDER REPRESENTATIVE

Section 11.1         Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Common Stock and the Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated WKI Group, LLC as the initial Holder Representative, and approval of this Agreement by the holders of Common Stock shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Common Shares immediately prior to the Effective Time (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

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Section 11.2         Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the holders of Common Stock or Options, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) estimate and determine the amounts of Holder Allocable Expenses and to pay such Holder Allocable Expenses in accordance with Section 3.5, (ii) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Pre-Closing Holders, (iii) preside over any tax disputes and (iv) administer the release and disbursement of the Indemnification Escrow Funds pursuant to Section 12.8. The Holder Representative shall have no liability to Acquiror, the Company or any holder of Common Stock or Options, with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 3.5 or Section 10.2 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 3.5 or Section 10.3 of this Agreement, released from the Escrow Funds for the benefit of Pre-Closing Holders and/or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, accountants, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

Article XII

INDEMNIFICATION

Section 12.1         Survival of Representations, Warranties and Covenants. Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for eighteen (18) months after the Closing Date (the “Survival Expiration Date”); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing Date shall survive until such covenant is performed. No Indemnification Claim for breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement (other than any covenant that provides for performance following the Closing) may be asserted pursuant to this Agreement unless (i) on or before the Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XII, specifying, in reasonable detail, the basis of the claim, and (ii) such claim is made in respect of Damages specified, in reasonable detail, and incurred prior to the Survival Expiration Date, or, to the extent arising out of a third party claim (including any claim by any Governmental Authority) asserted in writing prior to the Survival Expiration Date, such claim is made in respect of a reasonably estimated amount of Damages reasonably expected to arise in connection with such claim.

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Section 12.2         Indemnification.

(a)          Subject to Section 12.4, from and after the Effective Time and until and through the Survival Expiration Date, Acquiror and its Subsidiaries (collectively, the “Acquiror Indemnified Parties”) shall be entitled to indemnification from (x) the Indemnification Escrow Funds and (y) once the Indemnification Escrow Funds are exhausted in full, from the R&W Insurance Policy Coverage Amount, for any and all Damages to the extent arising from:

(i)          any breach of any representation or warranty the Company has made in this Agreement or in the certificate to be delivered pursuant to Section 9.2(d) (a “Company Warranty Breach”) (provided that any qualification or exception relating to materiality, material adverse effect or “Company Material Adverse Effect” shall be disregarded for purposes of determining the amount of any Damages and, other than as set forth on Section 12.2(a) of the Acquiror Disclosure Letter, for purposes of determining whether such representation or warranty has been breached);

(ii)         any breach by the Company or its Subsidiaries of any covenant or agreement of the Company or its Subsidiaries in this Agreement;

(iii)        any Legal Proceeding by any Pre-Closing Holder against Acquiror or the Company, or their respective officers and directors, in each case, with respect to this Agreement or the Merger.

(b)          Subject to Section 12.4, from and after the Effective Time and until and through the Survival Expiration Date, Acquiror shall indemnify, defend and hold the Holder Representative and the Pre-Closing Holders (collectively, the “Seller Indemnified Parties”) harmless for any and all Damages to the extent arising from (i) any breach of any representation or warranty Acquiror or Merger Sub has made in this Agreement in the certificate to be delivered pursuant to Section 9.3(c) (an “Acquiror Warranty Breach”) (provided that any qualification or exception relating to materiality, material adverse effect or Acquiror Material Adverse Effect shall be disregarded solely for purposes of determining the amount of any Damages, but not for purposes of determining whether such representation or warranty has been breached) or (ii) any breach by Acquiror or Merger Sub of any covenant or agreement of Acquiror or Merger Sub in this Agreement.

(c)          The amount of indemnification to which an Indemnified Party shall be entitled under this Article XII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.

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Section 12.3         Indemnification Claim Procedures.

(a)          If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Action, and (D) describing in reasonable detail the basis for the Indemnified Party’s Indemnification Claim under this Agreement. Failure to notify the Indemnitor in accordance with this Section 12.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(a) prior to the Survival Expiration Date.

(b)          An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Action, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and/or the settlement of such Action by the Indemnitor; provided, however, that (1) the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnitor if (x) so requested by the Indemnitor in writing or (y) in the reasonable opinion of counsel to the Indemnified Party, representation of the Indemnified Party and the Indemnitor would create a conflict of interest; provided, that in any such circumstance the Indemnitor shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Indemnification Claim, and (2) the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within sixty (60) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Indemnification Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to the Action or Actions subject to any such Indemnification Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld) and (B) if at any time the Indemnitor acknowledges in writing that such Action is a Damage subject to this Article XII, the Indemnitor may thereafter assume the defense of such Action.

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(c)          If any Indemnified Party becomes aware of any circumstances that may give rise to an Indemnification Claim for any matter not involving an Action, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the circumstances giving rise to the Indemnification Claim, (B) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such circumstances, and (C) describing in reasonable detail the basis for the Indemnified Party’s Indemnification Claim under this Agreement. Failure to notify the Indemnitor in accordance with this Section 12.3(c) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(c) prior to the Survival Expiration Date.

(d)          At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnification Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

(e)          In the event of any conflict between the provisions of this Section 12.3 and Section 8.4, Section 8.4 shall control with respect to any Tax Claim.

Section 12.4         Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary (except for any indemnification relating to Taxes, which shall not be subject to the provisions of Section 12.4(b)), any claims an Indemnified Party makes under this Article XII will be limited as follows:

(a)          Source and Order of Recovery. If there is determined to be any amount owing to an Acquiror Indemnified Party as a result of indemnification under this Article XII, the amount of then-remaining Indemnification Escrow Funds shall be used by an Acquiror Indemnified Party as the first recourse with respect to any and all amounts owed to an Acquiror Indemnified Party pursuant to this Article XII. However, if the amount of then-remaining Indemnification Escrow Funds is insufficient to satisfy in full any amount owing to an Acquiror Indemnified Party as a result of indemnification under this Article XII, then the Acquiror Indemnified Parties shall seek recourse against the R&W Insurance Policy. At no time, shall the Company or any Pre-Closing Holder have any liability to the Acquiror Indemnified Parties for Damages under this Agreement in excess of the Indemnification Escrow Funds, except solely in the case of any fraud; provided that in the event of fraud, (i) Damages shall first be paid out of the then-remaining Indemnification Escrow Funds and (ii) if the amount then remaining in the Indemnification Escrow Funds is insufficient to satisfy in full any amount owing to an Acquiror Indemnified Party, then the Acquiror Indemnified Party shall be entitled to recourse directly against the Pre-Closing Holders on a joint and several basis for the amount in excess of (x) the then-remaining Indemnification Escrow Funds plus (y) only if such claim for fraud is covered by the R&W Insurance Policy, the then remaining R&W Insurance Coverage Amount.

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(b)          Claims Basket. The Acquiror Indemnified Parties shall not be entitled to indemnification pursuant to this Article XII with respect to any Indemnification Claim made with respect to a Company Warranty Breach (other than Company Warranty Breaches with respect to Fundamental Representations) unless and until the amount of Damages (excluding costs and expenses of Acquiror Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Acquiror Indemnified Parties that are the subject of such claim exceeds $50,000 (the “Per-Claim Basket”), and the Acquiror Indemnified Parties shall only be entitled to indemnification pursuant to this Article XII with respect to Indemnification Claims made with respect to Company Warranty Breaches (other than Company Warranty Breaches with respect to Fundamental Representations) to the extent the aggregate amount of all Damages (excluding costs and expenses of Acquiror Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Acquiror Indemnified Parties for which the Acquiror Indemnified Parties are entitled to indemnification pursuant to this Article XII for all such Indemnification Claims (excluding amounts below the applicable Per-Claim Basket) exceeds $500,000 (the “Basket Amount”). Once the Basket Amount is exceeded, if at all, the Acquiror Indemnified Parties shall only be entitled to indemnification for such Damages to the extent both (i) such Damages considered on a per-claim basis exceed the Per-Claim Basket, and (ii) Damages in respect of all such Indemnification Claims that satisfy clause (i) of this sentence exceed the Basket Amount. Other than with respect to any claim or counterclaim for breach by Acquiror of any representations, warranties or covenants set forth in Article II or Article III, the Seller Indemnified Parties shall not be entitled to indemnification pursuant to this Article XII with respect to any Indemnification Claim made with respect to an Acquiror Warranty Breach (other than Acquiror Warranty Breaches with respect to Acquiror Fundamental Representations) unless and until the amount of Damages incurred by the Seller Indemnified Parties that are the subject of such claim exceeds the Per-Claim Basket, and the Seller Indemnified Parties shall only be entitled to indemnification pursuant to this Article XII with respect to Indemnification Claims made with respect to Acquiror Warranty Breaches (other than Acquiror Warranty Breaches with respect to Acquiror Fundamental Representations) to the extent the aggregate amount of all Damages incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article XII for all such Indemnification Claims (excluding amounts below the applicable Per-Claim Basket) exceeds the Basket Amount. Once the Basket Amount is exceeded, if at all, the Seller Indemnified Parties shall only be entitled to indemnification for such Damages to the extent both (i) such Damages considered on a per-claim basis exceed the Per-Claim Basket, and (ii) Damages in respect of all such Indemnification Claims that satisfy clause (i) of this sentence exceed the Basket Amount.

(c)          Damages Net of Insurance Proceeds, Tax Benefits and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XII shall be reduced by the amount of insurance proceeds, Tax benefits actually realized by the Indemnified Party in the taxable year in which such indemnification payment is made, indemnification payments and other third-party recoveries which any Indemnified Party actually receives in respect of any Damages incurred by such Indemnified Party, net of applicable reserves, and deductibles, and reasonable internal or third party expenses actually incurred in obtaining or receiving such recoveries. In the event any Indemnified Party is entitled to any such insurance proceeds, Tax benefits, indemnity payments or any third-party recoveries in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article XII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, Tax benefits, indemnity payments or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Tax benefits, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment.

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(d)          Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XII, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e)          Expenses. In the event that the Holder Representative assumes any defense of any Action for which an Acquiror Indemnified Party has sought indemnification, reasonable expenses incurred by any Seller Indemnified Party in connection therewith, including reasonable legal costs and expenses, shall constitute Damages for purposes of determining the maximum aggregate amount to which the Acquiror Indemnified Parties shall be entitled pursuant to Section 12.4(a).

(f)          Consequential, Punitive and Certain Other Damages. No Indemnified Party shall be entitled to indemnification for any (i) special, punitive or exemplary damages, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, or (iii) any lost profits, consequential, indirect or incidental damages.

(g)          Damages Reserved for on the Closing Balance Sheet. No Acquiror Indemnified Party shall be entitled to indemnification for any Damages in respect of any liability or obligation accrued or reserved for on the Closing Balance Sheet.

(h)          No Duplicate Claims. In the event an Acquiror Indemnified Party or Seller Indemnified Party, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Acquiror Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Damages in respect of an Indemnification Claim under this Agreement.

(i)          SAT Tax Claims. No Acquiror Indemnified Party shall be entitled to indemnification for any Damages arising out of, or relating to, the SAT Tax Action.

Section 12.5         Mitigation of Damages. An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XII.

Section 12.6         Tax Treatment. All amounts paid with respect to Indemnification Claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration.

Section 12.7         Indemnification Sole and Exclusive Remedy. Following the Closing, except in the case of fraud, indemnification pursuant to this Article XII shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement (other than any (i) breach of any covenant or agreement contained in Article II or Article III, (ii) breach of any post-Closing obligation under any covenant that provides for performance following the Closing Date or (iii) any claims made solely against the insurer under the R&W Insurance Policy).

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Section 12.8         Release of Escrow. The Escrow Agreement shall specify that the Indemnification Escrow Funds (if any) shall be released to the Pre-Closing Holders in accordance with such holders’ relative Applicable Percentages on the first Business Day following the Survival Expiration Date; provided, however, that if any claim pursuant to this Article XII shall have been properly asserted by any Acquiror Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remain pending on the Survival Expiration Date (any such claim, a “Pending Claim”), (i) the Indemnification Escrow Funds released to the Pre-Closing Holders shall be the amount of Indemnification Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Claim and (ii) any funds that remain in escrow following the Survival Expiration Date in respect of any such Pending Claim shall be released to the Pre-Closing Holders entitled to receive the Merger Consideration in accordance with such holders’ relative Applicable Percentages promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 12.8 provides for the release of Indemnification Escrow Funds, each of Acquiror and the Holder Representative shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnification Escrow Funds in accordance with this Section 12.8 and the Escrow Agreement.

Section 12.9         R&W Insurance Policy. The parties acknowledge that, at or before Closing, Acquiror will take all action necessary to obtain and bind the R&W Insurance Policy. The R&W Insurance Policy shall provide that the insurer shall waive and not pursue any subrogation rights against any Pre-Closing Holder (or any of its past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors or representatives or Affiliates of any of the foregoing); provided, that the insurer thereunder shall be entitled to subrogate against any Pre-Closing Holder with respect to fraud on the part of such Pre-Closing Holder.

Section 12.10         SAT Tax Matters. Notwithstanding any other provision of this Agreement to the contrary, each of the parties to this Agreement hereby agree that (a) no representation, warranty or covenant is made by the Company or any Principal Stockholder with respect to the SAT Tax Action or any liabilities with respect thereto, and (b) no Acquiror Indemnified Party shall be entitled to any right or remedy (including any indemnification under this Agreement, or any adjustment to the Merger Consideration) for any Damages arising out of, or relating to, the SAT Tax Action, and shall be deemed to have waived any such rights hereunder.

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Article XIII

MISCELLANEOUS

Section 13.1         Trust Account Waiver. Each of the Company and Holder Representative acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. Each of the Company and Holder Representative further acknowledges that, as described in the prospectus dated May 19, 2015 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering. Each of the Company and Holder Representative acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise tax, income tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) to Acquiror in limited amounts from time to time in order to permit Acquiror to pay its operating expenses; (ii) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (iii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and Holder Representative, on behalf of the Pre-Closing Holders, hereby irrevocable waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s and Holder Representative’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Pre-Closing Holders in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company and Holder Representative may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 13.2         Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 13.3         Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by telecopy or email (in each case in this clause (iv), solely if receipt is confirmed and, in the case of email, excluding any automated reply, such as an out-of-office notification), addressed as follows:

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(a)	If to Acquiror or Merger Sub or, after the Closing, to the Company, to:
GP Investments Acquisition Corp.
150 E. 52nd Street, Suite 5003
New York, NY 1022
	Attention:	Antonio Bonchristiano
	Telecopy No.:	+1 (212) 430-4365
+ 55 11 3556-5566

with copies to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Attention:	Paul T. Schnell
Timothy M. Fesenmyer
	Telecopy No.:	(212) 735-2000
	Email:	paul.schnell@skadden.com
timothy.fesenmyer@skadden.com

(b)	If to the Company, prior to the Closing, to:

WKI Holding Company, Inc.
9525 West Bryn Mawr Avenue
Suite 400
Rosemont, IL 60018
	Attention:	Deborah C. Paskin
Chief Legal Officer
and General Counsel
	Telecopy No.:	(847) 233-0961
	Email:	paskindc@worldkitchen.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: William P. O’Neill
Telecopy No.: (202) 637-2201
Email: william.o’neill@lw.com

and

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Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
	Attention:	Daniel Kelly
Stephen Salmon
Telecopy No.: (650) 752-2111
	Email:	daniel.kelly@davispolk.com
stephen.salmon@davispolk.com

and to the Holder Representative at the address below.

(c)		If to the Holder Representative, to:
WKI Group, LLC
c/o W Capital Partners II, L.P.
c/o W Capital Partners
400 Park Avenue, Suite 910
New York, NY 10022
Attention: Katie Stitch
Telecopy: (212) 561 5241
Email: kstitch@wcapgroup.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: William P. O’Neill
Telecopy No.: (202) 637-2201
Email: william.o’neill@lw.com

and

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
	Attention:	Daniel Kelly
Stephen Salmon
Telecopy No.: (650) 752-2111
	Email:	daniel.kelly@davispolk.com
stephen.salmon@davispolk.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 13.4         Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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Section 13.5         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the past, present and future officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) from and after the Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II and Article III, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.16, (iv) the pre-Closing directors, officers and representatives of the Company and its Subsidiaries (and their successors, heirs and representatives) shall be intended third party beneficiaries of, and may enforce, proviso E to Section 6.5(a) and (v) the Debt Financing Sources and Equity Financing Sources shall be intended third-party beneficiaries of, and may enforce, Sections 13.7, 13.14(c), 13.16 and this Section 13.5.

Section 13.6         Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 3.5 or Section 10.2), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; it being agreed and acknowledged by the parties that all such expenses of the Company and its Subsidiaries shall be deemed Transaction Expenses hereunder; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 3.4; provided, further, that, in the event that the transactions contemplated hereby are not consummated, (i) the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby, and (ii) Acquiror shall pay all fees and expenses in connection with any financing arrangements, regardless of whether such financing fees and expenses were to be incurred by the Company or any of its Subsidiaries.

Section 13.7         Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, the Debt Commitment Letter shall be governed by, and construed in accordance with the Laws of the State of New York as such governing law provisions may be further expanded in the Debt Commitment Letter.

Section 13.8         Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Section 13.9         Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the applicable Disclosure Letter, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.10         Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) that certain Non-Disclosure Agreement, dated as of November 16, 2015, between Acquiror and the Company (the “Confidentiality Agreement”) and (iii) the confidentiality provisions of that certain Letter of Intent, dated as of February 9, 2016, between Acquiror and the company (the “LOI Confidentiality Provisions”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement, the Confidentiality Agreement and the LOI Confidentiality Provisions.

Section 13.11         Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 13.11 to the extent permitted under Section 251(d) of the DGCL. Notwithstanding the foregoing, Sections 7.4, 13.5, 13.7, 13.14, 13.16 and this Section 13.11 (and related definitions in this Agreement used therein) shall not be amended, modified, supplemented or waived in a manner that is adverse in any material respect to any Debt Financing Source or Equity Financing Source without the prior written consent of such Debt Financing Source or Equity Financing Source, as applicable.

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Section 13.12         Publicity.

(a)          All press releases or other public communications relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 13.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.12(a).

(b)          The restriction in Section 13.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. For the avoidance of doubt, disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Agreement.

Section 13.13         Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.14         Jurisdiction; Waiver of Jury Trial.

(a)          Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 13.14.

(b)          Each party acknowledges and agrees that any controversy which may arise under this Agreement and the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the transactions contemplated hereby.

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(c)          Without limiting the foregoing, each of the parties agrees that it will not bring or support any action, cause of action, claim, cross-claim, or third-party claim of any kind or description (whether at law, in equity, in contract, in tort or otherwise), against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof).

Section 13.15         Enforcement.

(a)          The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith. Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to cause Acquiror to fully enforce the terms of the Equity Commitment Letters against the Sponsor and to cause the equity financing thereunder to be funded, including by demanding that Acquiror institute one or more actions, suits or proceedings against the Sponsor to fully enforce the Sponsor’s obligations thereunder and Acquiror’s and Merger Sub’s rights thereunder.

(b)          Notwithstanding the generality of the foregoing, solely in the event that (i) all conditions in Sections 9.1 and 9.2 have been satisfied or are capable of being satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing), (ii) the Debt Financing (or any alternative financing) has been funded or would be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed that (A) all conditions in Section 9.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or will be waived by the Company, (B) the Company is prepared to consummate the Closing and the Merger and stands ready, willing and able to consummate the Closing and the Merger, and (C) if specific performance is granted and the Financing is funded and the Company otherwise complies with its obligations hereunder then the Closing will occur, the Company shall be entitled to specific performance of Acquiror's obligations to cause the Equity Financing to be funded and/or to consummate the Closing and the Merger.

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Section 13.16         Non-Recourse.

(a)          This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and any express guarantor of any such party’s obligations hereunder and then only with respect to the specific obligations set forth herein with respect to such party; provided, however, that the foregoing shall not relieve any party or Pre-Closing Holder for liability with respect to fraud. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

(b)          None of the Company or any of its Affiliates shall assert any claim against any Debt Financing Source with respect to matters based upon, arising out of or relating to this Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby (including the Debt Financing). The Company and its Affiliates hereby waive any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Debt Financing Sources that may be based upon, arise out of or relate to this Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby (including the Debt Financing). Notwithstanding the foregoing, nothing in this Section 13.16(b) shall in any way limit or modify the rights and obligations of Acquiror under this Agreement or any Debt Financing Source’s obligations to Acquiror under the Debt Commitment Letter.

(c)          Except as explicitly provided in Section 13.15(b) or in the Equity Commitment Letter, none of the Company or any of its Affiliates shall assert any claim against any Equity Financing Source with respect to matters based upon, arising out of or relating to this Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby (including the Equity Financing). Except as explicitly provided in Section 13.15(b) or in the Equity Commitment Letter, the Company and its Affiliates hereby waive any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Equity Financing Sources that may be based upon, arise out of or relate to this Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby (including the Equity Financing). Notwithstanding the foregoing, nothing in this Section 13.16(c) shall in any way limit or modify the rights and obligations of Acquiror under this Agreement or any Equity Financing Source’s obligations to Acquiror under the Equity Commitment Letter.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

GP INVESTMENTS ACQUISITION CORP.

By:	/s/ Antonio Bonchristiano
Name:	Antonio Bonchristiano
Title:	Chief Executive Officer

LET’S GO ACQUISITION CORP.

By:	/s/ Antonio Bonchristiano
Name:	Antonio Bonchristiano
Title:	Authorized Signatory

WKI HOLDING COMPANY, INC.

By:	/s/ Carl Warschausky
Name: Carl Warschausky
Title: President & CEO

WKI GROUP, LLC, solely in its capacity as the initial Holder Representative hereunder

By:	/s/ Stephen Wertheimer
Name: Stephen Wertheimer
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]